UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

Transocean Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION
[September ●], 2015

Letter to Shareholders
Since our 2015 Annual General Meeting, offshore drilling industry conditions have been challenging, with more rigs competing for fewer opportunities. The unremarkable pace of global economic growth and its adverse impact on demand for hydrocarbons has exacerbated concerns about the surplus of oil. As a result, oil prices remain under pressure and exceptionally volatile, resulting in the continued reluctance of our customers to re-commit to exploration and development activities.
That said, in anticipation of an eventual recovery in the offshore drilling market, Transocean continues to take all necessary actions to improve its long-term competitiveness. These include, among others, reducing operating costs to enhance the underlying cash-flow generating capability of the company, making prudent investments in our fleet, and divesting or responsibly scrapping rigs that are no longer economically viable. Additionally, we think that it is essential for your company to maintain as much financial flexibility as possible – reflected in a strong, liquid balance sheet – to weather the downturn and take advantage of opportunities that may present themselves.
In this context, and after careful consideration, your company’s management and board of directors ask that you, our shareholders, support our recommendation to eliminate the remaining two installments of the dividend approved at our last Annual General Meeting. This action will help preserve our liquidity and financial flexibility, and will best serve you, our shareholders, as we position the company for continued success as the industry recovers in the years ahead.
Also, in relation to the previously discussed market deterioration, we have reevaluated on an interim basis the assets on our Swiss standalone statutory books. This has resulted in a non-cash impairment. To address the resulting capital loss on our Swiss standalone statutory balance sheet associated with this impairment, we are recommending a reduction of the par value of our shares and use of a portion of the aggregate reduction amount to reduce such loss.
Although these are challenging times, we are confident in the long-term success of Transocean. We have a significant backlog, the most capable employees in the industry, a fleet strategy that reflects the market we see ahead, the financial discipline and acumen to ensure we capitalize on opportunities, and the fortitude to thrive in the oil market’s inevitable recovery. We sincerely appreciate your support and ask you to vote FOR the proposals put before you.
Sincerely,

Merrill A. "Pete" Miller, Jr.     Jeremy D. Thigpen
Chairman of the Board of Directors     President and Chief Executive Officer

This document is dated [September ●], 2015 and is first being mailed to shareholders of Transocean Ltd. on or about [September ●], 2015.

i

Notice to Shareholders............................................................................................................................................	iii
Proxy Summary.......................................................................................................................................................	iv
Invitation to the Extraordinary General Meeting of Transocean Ltd. ....................................................................	v
Important Notice Regarding the Availability of Proxy Materials ..........................................................................	viii
Information about the Meeting and Voting ............................................................................................................	P-1
Agenda Item 1. Par Value Reduction .....................................................................................................................	P-5
Agenda Item 2. Cancellation of Shares Repurchased under the Company's 2009 Share Repurchase Program.....	P-7
Agenda Item 3. Cancellation of the Third and Fourth Dividend Installments Pursuant to the Dividend Resolution Adopted at the 2015 Annual General Meeting.....................................................................................
P-8
Agenda Item 4. Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting......................................................................................................................................................
P-9
Corporate Governance ...........................................................................................................................................	P-11
Board Meetings and Committees ...........................................................................................................................	P-17
2014 Director Compensation .................................................................................................................................	P-22
Security Ownership of Certain Beneficial Owners ................................................................................................	P-23
Security Ownership of Directors and Executive Officers ......................................................................................	P-25
Compensation Discussion and Analysis ................................................................................................................	P-26
Executive Compensation .......................................................................................................................................	P-46
Equity Compensation Plan Information ................................................................................................................	P-59
Other Matters .........................................................................................................................................................	P-60
Annex A – Unaudited Swiss Standalone Interim Statutory Balance Sheet of Transocean Ltd. as of July 31, 2015 .....................................................................................................................................................................
P-63
Annex B – Proposed Shareholder Resolution Regarding Par Value Reduction ....................................................	P-65
Annex C – Proposed Shareholder Resolution Regarding Share Cancellation ......................................................	P-69

NOTICE TO SHAREHOLDERS
[September ●], 2015

Dear Shareholder:
An extraordinary general meeting of the shareholders of Transocean Ltd. (the "Extraordinary General Meeting") will be held on October 29, 2015 at 5:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland. The invitation to the Extraordinary General Meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.
At the Extraordinary General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1	Par Value Reduction	FOR
2	Cancellation of Shares Repurchased under the Company's 2009 Share Repurchase Program	FOR
3	Cancellation of the Third and Fourth Dividend Installments Pursuant to the Dividend Resolution Adopted at the 2015 Annual General Meeting	FOR
4	Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting	FOR
It is important that your shares are voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope or submit your proxy electronically over the Internet. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee for voting your shares, including whether you may vote by mail, telephone or over the Internet.
A copy of the proxy materials, including a proxy card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of September 18, 2015. A copy of the proxy materials, including a proxy and admission card, will also be sent to any additional shareholders who become registered in our share register or who become beneficial owners through a U.S. bank, broker or nominee as of the close of business on October 12, 2015.
A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange; however, unlike some Swiss incorporated or SIX Swiss Exchange-listed companies, share blocking and re-registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date.
Thank you in advance for your vote.

Sincerely,

Merrill A. "Pete" Miller, Jr.     Jeremy D. Thigpen
Chairman of the Board of Directors    President and Chief Executive Officer

Proxy Statement Summary

Extraordinary General Meeting Details

Date:	Thursday, October 29, 2015

Time:	5:00 p.m., Swiss Time

Place:	Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland

Record Date:	October 12, 2015

Voting:
Shareholders registered in our share register on the record date have the right to attend the Extraordinary General Meeting and vote their shares. Shareholders may designate proxies to vote their shares by completing, signing and returning the enclosed proxy card, or by submitting their proxy electronically over the Internet. Please review the voting instructions in the proxy statement and on your proxy card. Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may vote by mail, telephone or over the Internet.

Shareholders who wish to attend and vote at the meeting in person are required to present either an original attendance card or, if they hold their shares in the name of a bank, broker or other nominee, a valid legal proxy issued by their bank, broker or other nominee in their name, each with proof of identification.

Materials:	Our proxy statement is available at: http://www.deepwater.com/investor-relations/financial-reports.

Information Regarding our Executive Compensation Program

We are seeking the election by shareholders of a director. The rules of the U.S. Securities and Exchange Commission (SEC) require us to provide compensation information for the last completed year for this voting item, even though we previously presented same information in connection with our 2015 Annual General Meeting. For additional information, see "2014 Director Compensation," "Compensation Discussion and Analysis," "Executive Compensation" and "Equity Compensation Plan Information." All compensation related items were approved at our 2015 Annual General Meeting. Accordingly, we will not seek your vote for any compensation related items at this Extraordinary General Meeting.
On April 21, 2015, Jeremy D. Thigpen was named President and Chief Executive Officer effective April 22, 2015. Certain information regarding Mr. Thigpen’s compensation arrangements is set forth in “Agenda Item 4. Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting—Certain Compensation Arrangements.”

INVITATION TO EXTRAORDINARY GENERAL MEETING OF TRANSOCEAN LTD.
Thursday, October 29, 2015
5:00 p.m., Swiss time,
at the Lorzensaal Cham, Dorfplatz 3,
CH-6330 Cham, Switzerland

Agenda Items

(1)	Par Value Reduction.

Proposal of the Board of Directors

The Board of Directors proposes (1) to reduce the par value of each registered share of the Company from currently Swiss francs ("CHF") 15 by an amount of CHF 14.90 to CHF 0.10 and (i) use CHF 3.75 billion of the aggregate par value reduction amount to reduce the Company's total accumulated loss of CHF 7,892,960,000 as recorded on its unaudited Swiss standalone interim statutory balance sheet as of July 31, 2015 (the "Interim Balance Sheet") to CHF 4,142,960,0001 and (ii) allocate CHF 1,820,076,670.102 of the aggregate par value reduction amount to the Company’s statutory capital reserves from capital contribution, and (2) to amend the Articles of Association of the Company accordingly. The proposed shareholder resolution and the proposed amendments to the Articles of Association are included in Annex B.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 1.

(2)	Cancellation of Shares Repurchased Under the Company’s 2009 Share Repurchase Program.

Proposal of the Board of Directors
The Board of Directors proposes that (i) 2,863,267 registered shares of the Company repurchased under the Company’s 2009 Share Repurchase Program be cancelled and (ii), as a consequence, the Company's Articles of Association be amended to effect a corresponding share capital reduction. The proposed shareholder resolution and proposed amendments to the Articles of Association are included in Annex C.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 2.

(3)	Cancellation of the Third and Fourth Dividend Installments Pursuant to the Dividend Resolution Adopted at the 2015 Annual General Meeting.

Proposal of the Board of Directors
_____________________________

1
If, as per a Swiss standalone interim statutory balance sheet of the Company of a more recent date than the Unaudited Interim Balance Sheet, the Company's total accumulated loss associated with non-cash impairments should have increased such that the use of CHF 3.75 billion of the aggregate par value reduction amount would not result in our net assets covering at least 60% of our statutory share capital and statutory capital reserves, the proposed amount of CHF 3.75 billion would be increased by such amount as is necessary (to the extent available) for our assets to cover 60% of our statutory share capital and statutory capital reserves. The ratio of [60]% shall be calculated by assuming the approval and implementation of the share cancellation (Agenda Item 2) and the dividend installment cancellation (Agenda Item 3).

2	In the event of an increase of the CHF amount as per footnote 1 above, the CHF amount allocated to the Company's statutory capital reserves from capital contribution would be reduced accordingly.

v

The Board of Directors proposes that the third and fourth dividend installments pursuant to the shareholder resolution regarding the distribution of a dividend out of general legal reserves from capital contribution, as adopted at the Company’s Annual General Meeting held on May 15, 2015, be cancelled.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 3.

(4)	Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that shareholders elect Jeremy D. Thigpen, the Company's President and Chief Executive Officer, to the Board of Directors for a term extending until completion of the Company’s next Annual General Meeting.
Recommendation
The Board of Directors recommends you vote "FOR" the election of Jeremy D. Thigpen as a director.
Organizational Matters
A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of the close of business on September 18, 2015. Any additional shareholders who become registered in Transocean Ltd.'s share register as of the close of business on October 12, 2015, will receive a copy of the proxy materials, including a proxy card, after October 12, 2015. Shareholders not registered in Transocean Ltd.'s share register as of October 12, 2015 will not be entitled to attend, vote or grant proxies to vote at, the Extraordinary General Meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on October 12, 2015, and the opening of business on the day following the Extraordinary General Meeting, share blocking and re-registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.
Shareholders registered in Transocean Ltd.'s share register as of October 12, 2015, have the right to attend the Extraordinary General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the Extraordinary General Meeting for consideration. Shareholders may grant a proxy by completing, signing and returning the enclosed proxy card, or by submitting their proxy electronically over the Internet. Even if you plan to attend the Extraordinary General Meeting, we encourage you to submit your vote prior to the meeting.
We urge you to return your proxy card or to submit your voting instructions electronically over the Internet as soon as possible. All proxy cards or electronic voting instructions must be received no later than 9:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on October 29, 2015.
If you have timely submitted a properly executed proxy card or electronic voting instructions, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.
If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.
As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters proposed to come before the Extraordinary General Meeting.
Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares. If such beneficial holders wish to attend and vote their shares in person at the meeting, they must obtain a valid legal proxy from the bank, broker or other nominee holding their shares.
Shareholders may grant proxies to any third party. Such third parties need not be shareholders.
If you wish to attend and vote at the Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or, if you hold your shares in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Extraordinary General Meeting in person, we urge you to arrive at the Extraordinary General Meeting location no later than 4:00 p.m. Swiss time on October 29, 2015. In order to determine attendance correctly, any shareholder leaving the Extraordinary General Meeting early or temporarily will be requested to present such shareholder's admission card upon exit. Directions to the Extraordinary General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232-7500.
On behalf of the Board of Directors,

Merrill A. "Pete" Miller, Jr.
Chairman of the Board of Directors
Steinhausen, Switzerland
[September ●], 2015

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by completing, signing and returning the enclosed proxy card or by submitting your proxy electronically over the Internet. Please review the voting instructions in the proxy statement and on your proxy card.
Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may vote by mail, telephone or over the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE EXTRAORDINARY GENERAL MEETING TO BE HELD ON OCTOBER 29, 2015.
Our proxy statement is available at
www.proxyvote.com or http://www.deepwater.com/investor-relations/financial-reports/

PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF TRANSOCEAN LTD.
OCTOBER 29, 2015
INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of the Board of Directors, to be voted at our Extraordinary General Meeting to be held on October 29, 2015 at 5:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland.
Record Date
Only shareholders of record on October 12, 2015 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Extraordinary General Meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on October 12, 2015 and the opening of business on the day following the Extraordinary General Meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on October 12, 2015 and the opening of business on the day following the Extraordinary General Meeting, share blocking and re-registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.
Quorum
Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening this Extraordinary General Meeting and voting on all of the matters described in the notice of meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum at the meeting so long as the broker has discretion to vote the shares on at least one matter before the Extraordinary General Meeting.

Votes Required
The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority(1)	Plurality of Votes(2)
1	Par Value Reduction	✓
2	Cancellation of Shares Repurchased under the Company's 2009 Share Repurchase Program	✓
3	Cancellation of the Third and Fourth Dividend Installments Pursuant to the Dividend Resolution Adopted at the 2015 Annual General Meeting	✓
4	Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting		✓

(1)
Affirmative vote of a relative majority of the votes cast in person or by proxy at the Extraordinary General Meeting. Abstentions, broker non-votes (if any) or blank or invalid ballots are not counted for such purposes and shall have no impact on the approval of such agenda item.

(2)
Affirmative vote of a plurality of the votes cast in person or by proxy at the Extraordinary General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board position is elected to that position. Only votes "for" are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions, broker non-votes, blank or invalid ballots are not counted for such purposes and shall have no impact on the election of such nominees. As described later in this proxy statement (and subject to certain exceptions), our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

Outstanding Shares
As of September 18, 2015, there were [•] shares outstanding, which excludes [•] issued shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc. Only registered holders of our shares on October 12, 2015, the record date established for the Extraordinary General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.
Voting Procedures
A proxy card has been sent to each shareholder registered in Transocean Ltd.'s share register as of the close of business on September 18, 2015. Any additional shareholders who are registered in Transocean Ltd.'s share register as of the close of business on October 12, 2015, will receive a copy of the proxy materials, including a proxy card, after October 12, 2015. Shareholders not registered in Transocean Ltd.'s share register as of October 12, 2015 will not be entitled to attend, vote or grant proxies to vote at, the Extraordinary General Meeting.
If you are registered as a shareholder in Transocean Ltd.'s share register as of October 12, 2015, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration in one of the following ways:
By Internet: Go to www.proxyvote.com (available 24 hours a day, 7 days a week), and follow the instructions. You will need the 12-digit control number that is included on your proxy card. The Internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 9:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on October 29, 2015.

By Mail: Mark, date and sign your proxy card exactly as your name appears on the card and return it by mail in the envelope provided to:

Transocean 2015 EGM Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 USA	-or-	Transocean 2015 EGM Vote Processing Schweiger Advokatur / Notariat Dammstrasse 19 CH-6300 Zug Switzerland
All proxy cards must be received no later than 9:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on October 29, 2015. Do not mail the proxy card if you are voting over the Internet.
Even if you plan to attend the Extraordinary General Meeting in person, we encourage you to submit your voting instructions prior to the meeting by Internet or mail.
If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares. Many of our shareholders hold their shares in more than one account and may receive more than one proxy card or voting instruction form. To ensure that all of your shares are represented at the Extraordinary General Meeting please submit voting instructions for each account.
Under New York Stock Exchange ("NYSE") rules, brokers who hold shares in “street name” for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for “non-routine” or contested matters are referred to as “broker non-votes.” The following items on the agenda of the Extraordinary General Meeting are “non-routine” matters under NYSE rules: Agenda Item 4 – Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting.
If you hold your shares in "street name," your broker will not be able to vote your shares on the agenda items set forth above and may not be able to vote your shares on other matters at the Extraordinary General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.
If you have timely submitted a properly executed proxy card or electronic voting instructions, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.
If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.
As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the Extraordinary General Meeting. Schweiger Advokatur / Notariat was elected at the 2015 Annual General Meeting to serve as the independent proxy at the 2016 Annual General Meeting and any extraordinary general meeting prior to the 2016 Annual General Meeting.
You may revoke your proxy card at any time prior to its exercise by:

•
submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below;

-or-

•	giving written notice of the revocation prior to the meeting to:

Transocean 2015 EGM Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 USA	-or-	Transocean 2015 EGM Vote Processing Schweiger Advokatur / Notariat Dammstrasse 19 CH-6300 Zug Switzerland
-or-

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
Shareholders may grant proxies to any third party. Such third party need not be a shareholder.
If you wish to attend and vote at the Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or, if you own shares held in “street name,” a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Extraordinary General Meeting in person, we urge you to arrive at the Extraordinary General Meeting location no later than 4:00 p.m. Swiss time on October 29, 2015. In order to determine attendance correctly, any shareholder leaving the Extraordinary General Meeting early or temporarily will be requested to present such shareholder's admission card upon exit.
References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.

Par Value Reduction

Proposal of the Board of Directors
The Board of Directors proposes (1) to reduce the par value of each registered share of the Company from currently Swiss francs ("CHF") 15 by an amount of CHF 14.90 to CHF 0.10 and (i) use CHF 3.75 billion of the aggregate par value reduction amount to reduce the Company's total accumulated loss of CHF 7,892,960,000 as recorded on its unaudited Swiss standalone interim statutory balance sheet as of July 31, 2015 (the "Unaudited Interim Balance Sheet") to CHF 4,142,960,0003 and (ii) allocate CHF 1,820,076,670.104 of the aggregate par value reduction amount to the Company’s statutory capital reserves from capital contribution, and (2) to amend the Articles of Association of the Company accordingly.

The proposed shareholder resolution and the proposed amendments to the Articles of Association are included in Annex B.

Explanation
The Board of Directors believes it is advisable and in the best interest of the Company and its shareholders to decrease the registered share capital of the Company through a reduction of the par value of each registered share from currently CHF 15 by an amount of CHF 14.90 to CHF 0.10.

In light of the continuing deterioration of the offshore drilling market and concerns regarding the timing of the market's recovery, we have evaluated our investments in affiliates as recorded on our Swiss standalone balance sheet for impairment on an interim basis and determined that the carrying amount of such investments was further impaired. As a result, we recognized an aggregate loss of CHF 2,531,383,000 associated with these non-cash impairments on the Unaudited Interim Balance Sheet, attached hereto as Annex A.

The increase in the accumulated net loss from CHF 5,361,577 (as per our annual Swiss standalone statutory balance sheet as of December 31, 2014) to CHF 7,892,960,000 (as per the Unaudited Interim Balance Sheet) has resulted in our net assets covering less than 50% of our statutory share capital and statutory capital reserves. Under Swiss law, the Board of Directors must in these circumstances propose measures that remedy such a capital loss. Accordingly, the Board of Directors proposes a par value reduction by using CHF 3.75 billion of the aggregate par value reduction amount to reduce the Company's accumulated net loss to CHF 4,142,960,000. The remainder of the aggregate par value reduction amount, CHF 1,820,076,670.10, is proposed to be allocated to the Company's statutory capital reserves from capital contribution.

The proposed reduction of the Company's accumulated net loss would result in our net assets covering our statutory share capital and statutory capital reserves by approximately 63%5 and thus in excess of the 50% threshold pursuant to Swiss law. In light of the continuing uncertainty regarding the market's recovery, the Board of Directors believes it is advisable and in the best interest of the Company to create such an excess coverage.
_____________________________

3.
If, as per a Swiss standalone interim statutory balance sheet of the Company of a more recent date than the Unaudited Interim Balance Sheet, the Company's total accumulated loss associated with non-cash impairments should have increased such that the use of CHF 3.75 billion of the aggregate par value reduction amount would not result in our net assets covering at least [60]% of our statutory share capital and statutory capital reserves, the proposed amount of CHF 3.75 billion would be increased by such amount as is necessary (to the extent available) for our assets to cover [60]% of our statutory share capital and statutory capital reserves. The ratio of 60% shall be calculated by assuming the approval and implementation of the share cancellation (Agenda Item 2) and the dividend installment cancellation (Agenda Item 3).

4.	In the event of an increase of the CHF amount as per footnote 1 above, the CHF amount allocated to the Company's statutory capital reserves from capital contribution would be reduced accordingly.

Should the Company, in case of further market deterioration, be required to recognize, prior to the date of the Extraordinary General Meeting, a further non-cash impairment and resulting therefrom an additional loss on the Company's Swiss standalone statutory balance sheet, the Board of Directors proposes that the par value reduction amount used to reduce the Company's accumulated net loss be increased to achieve a ratio of 60% of the Company's net assets relative to the Company's statutory share capital and statutory capital reserves. However, any such increase would be within the proposed par value reduction from CHF 15 to CHF 0.10 per registered share.
If shareholders approve the general par value reduction of the Company's shares, the par value of each share that may be issued under the existing authorized share capital and the existing conditional share capital of the Company will also be reduced from CHF 15 to CHF 0.10. Consequently, the aggregate par value amount of (i) the authorized share capital of the Company will be reduced from CHF 336,447,570 to CHF 2,242,983.80 and (ii) the conditional share capital of the Company will be reduced from CHF 2,514,264,735 to CHF 16,761,764.90. However, the maximum number of shares that may be issued under the authorized share capital and the conditional share capital will remain unchanged.

In the event that any registered shares are issued out of the authorized share capital or the conditional share capital of the Company between the date of the Extraordinary General Meeting and the date of entry of the decrease of the share capital in the commercial register, the par value of such newly issued registered shares will also be reduced from CHF 15 to CHF 0.10, and the respective share capital reduction amount will be allocated to the Company’s statutory capital reserves from capital contribution included in the Company's Swiss statutory standalone balance sheet.

The Swiss Code of Obligations ("CO") requires as a condition to the capital reduction that a state supervised audit expert deliver a report prepared in accordance with Article 732 Paragraph 2 CO confirming that the receivables of the creditors of the Company continue to be fully covered by assets after giving effect to the capital reduction. Ernst & Young Ltd, Zurich, the Company's auditor and a state supervised audit expert, will prepare such a report, which will be available at the Extraordinary General Meeting.

The capital reduction can only be accomplished after publication of three notices to creditors in the Swiss Official Gazette of Commerce and in the manner provided for by the Company's Articles of Association, the two-month time period set for the creditors to file claims has expired, all creditors who have filed claims have, to the extent so required, been satisfied or secured, and a public deed of compliance has been established. If approved by shareholders, we expect that the share capital reduction will be completed in January 2016.

Other than an accounting realignment between the line items "shares" and "additional paid in capital" reflecting the reduction in par value, it is not expected that the consolidated financial statements of the Company and its subsidiaries will be affected.

The proposed shareholder resolution and the related proposed amendments to the Articles of Association of the Company are included in Annex B.

Recommendation
The Board of Directors recommends a vote "FOR" this Agenda Item 1.

______________________________________________________________________________________________________
5.    Assuming the approval and implementation of the share cancellation (Agenda Item 2) and the dividend installment cancellation (Agenda Item 3).

AGENDA ITEM 2.

Cancellation of Shares Repurchased Under the Company’s 2009 Share Repurchase Program.

Proposal of the Board of Directors
The Board of Directors proposes that (i) 2,863,267 registered shares of the Company repurchased under the Company’s 2009 Share Repurchase Program be cancelled and (ii), as a consequence, the Company's Articles of Association be amended to effect a corresponding share capital reduction.

The proposed shareholder resolution and proposed amendments to the Articles of Association are included in Annex C.

Explanation
The Board of Directors believes it is advisable and in the best interests of the Company and its shareholders to cancel the 2,863,267 shares that have been purchased by the Company under its 2009 Share Repurchase Program and accordingly effect a reduction of the share capital of the Company.

At the Company’s Annual General Meeting on May 15, 2009, shareholders approved a share repurchase program and authorized the Board of Directors, at its discretion, to repurchase an amount of registered shares of the Company for cancellation with an aggregate purchase price of up to CHF 3.5 billion (the “2009 Share Repurchase Program”). As of the date of this proxy statement, 2,863,267 registered shares of the Company have been repurchased under the 2009 Share Repurchase Program.

Under Swiss law, the cancellation of shares requires shareholder approval. To effect a cancellation of shares by means of a capital reduction, it is a condition that a state supervised audit expert deliver a report prepared in accordance with Article 732 Paragraph 2 CO confirming that the receivables of the creditors of the Company continue to be fully covered by assets after giving effect to the capital reduction. A respective report by Ernst & Young Ltd, Zurich, the Company's auditor and a state supervised audit expert, will be available at the extraordinary general meeting.

The capital reduction by cancellation of shares can only be accomplished after publication of three notices to creditors in the Swiss Official Gazette of Commerce and in the manner provided for by the Company's Articles of Association, the two-month time period set for the creditors to file claims has expired, all creditors who have filed claims have, to the extent so required, been satisfied or secured, and a public deed of compliance has been established. If approved by shareholders, we expect that the share capital reduction will be completed in January 2016.

The proposed shareholder resolution and proposed amendments to the Articles of Association are included in Annex C.

Recommendation
The Board of Directors recommends a vote "FOR" this Agenda Item 2.

AGENDA ITEM 3.

Cancellation of the Third and Fourth Dividend Installments
Pursuant to the Dividend Resolution Adopted at the 2015 Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that the third and fourth dividend installments pursuant to the shareholder resolution regarding the distribution of a dividend out of general legal reserves from capital contribution, as adopted at the Company’s Annual General Meeting held on May 15, 2015, be cancelled.

Explanation
The Board of Directors believes it is advisable and in the best interest of the Company and its shareholders to cancel the third and fourth dividend installments payable out of general legal reserves from capital contribution.

At the Company’s Annual General Meeting held on May 15, 2015, shareholders approved a dividend of CHF 0.60 per outstanding share of the Company out of the general legal reserves from capital contributions released and allocated to "dividend reserve from capital contributions" (the “Dividend Reserve”), payable in installments at such times and at such record dates as the Board of Directors determines in its discretion. The first dividend installment was paid on June 17, 2015. The Company has announced that the second dividend installment will be paid on September 23, 2015. The third and fourth dividend installments were expected to be paid in December 2015 and March 2016, respectively.

However, since the 2015 Annual General Meeting, offshore drilling industry conditions have remained challenging. The Company continues to take all necessary actions to improve its long-term competitiveness, including among others, reducing operating costs to enhance the underlying cash-flow generating capability of the Company, making prudent investments in the fleet, and divesting or responsibly scrapping rigs that are no longer economically viable. Additionally, management and the Board of Directors think that it is essential to maintain as much financial flexibility as possible as reflected in a strong, liquid balance sheet. In this context, the Board of Directors believes it is appropriate to cancel the third and fourth installments of the dividend.

If the proposed cancellation of the third and fourth dividend installments is approved, the Dividend Reserve amount as well as the distribution payable to shareholders amount remaining after the payment of the first and second dividend installments will, in accordance with the shareholder resolution adopted at the Company’s Annual General Meeting held on May 15, 2015, be reallocated to the account “statutory capital reserves from capital contribution” included on the Company's Swiss standalone statutory balance sheet.

Recommendation
The Board of Directors recommends a vote "FOR" this Agenda Item 3.

AGENDA ITEM 4.

Election of One New Director for a Term Extending Until
Completion of the Next Annual General Meeting.

Nomination of the Board of Directors
The Board of Directors has nominated Jeremy D. Thigpen, the President and Chief Executive Officer of the Company, for election to the Board of Directors of the Company for a term extending until completion of the Company’s next Annual General Meeting.

The Board has concluded that Mr. Thigpen should serve on the Board of Directors and has recommended his election. The Board of Directors believes that it is important for the Chief Executive Officer of the Company to serve on the Board of Directors as this ensures an efficient flow of information between the Board of Directors and executive management. In addition, Mr. Thigpen brings an industry and competitive perspective to the Board of Directors which will assist the Board of Directors in considering strategic decisions for the Company.

Due to his employment with the Company and service as Chief Executive Officer of the Company, Mr. Thigpen does not qualify as independent under the NYSE listing standards.

The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity, along with a variety of other factors, including industry experience and environmental and safety expertise, in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of the Board of Directors with the goal of having the directors eventually reflect the global diversity of our workforce, our customers and the cultures in which we operate. We are a multinational company with seven different nationalities represented in our officer group and over 57 in our global workforce. We have a presence in 34 countries worldwide.
Voting Requirements to Elect Nominees
The election of the nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Extraordinary General Meeting. The plurality requirement means that the nominee with the most votes for a board seat is elected. Shareholders are entitled to one vote per share for the nominee to be elected.

We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for the position of director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Governance."

The Board of Directors has received from the nominee for election at the Extraordinary General Meeting, an executed irrevocable letter of resignation consistent with these guidelines as described above. Such letter of resignation is effective only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election of such nominee and (2) the Board of Directors accepts such resignation.

The information regarding the nominee presented below is as of September 1, 2015.

Nominee for Election
Jeremy D. Thigpen, age 41, U.S. citizen, has served as President and Chief Executive Officer of the Company since April 22, 2015. He previously served as Senior Vice President and Chief Financial Officer at National Oilwell Varco (NYSE: NOV), where he spent 18 years. During his tenure at NOV, Mr. Thigpen spent five years as the company's President of Downhole and Pumping Solutions business and four years as President of its Downhole Tools group. He also served in various management and business development capacities, including Director of Business Development and Special Assistant to the Chairman. Mr. Thigpen earned a Bachelor of Arts in Economics and Managerial Studies from Rice University and completed the Program for Management Development at Harvard Business School.

Certain Compensation Arrangements

On April 21, 2015, Mr. Thigpen entered into an employment agreement (the "Employment Agreement") with Transocean Offshore Deepwater Drilling Inc., a wholly-owned indirect subsidiary of the Company, pursuant to which Mr. Thigpen will be employed as the Company's President and Chief Executive Officer, effective April 22, 2015. Pursuant to the terms of the Employment Agreement, Mr. Thigpen will receive an initial gross base salary of $1,000,000 per year. Mr. Thigpen's 2015 annual cash bonus target under the Company's Performance Award and Cash Bonus Plan will be 120% of his annual salary earned in 2015, subject to the Company's performance relative to a set of pre-determined performance metrics and the discretion of the Company's Compensation Committee. Mr. Thigpen will also receive a replacement award in consideration of forfeited equity awards from his previous employment of: (i) $500,000 payable in cash within thirty days of his start date; and (ii) an equity award on his start date pursuant to the Long Term Incentive Plan of Transocean Ltd. (the "LTIP") in the form of time-vested restricted units ("Deferred Units") carrying a cash value of $2,500,000 (the "Replacement Equity Award"). The number of Deferred Units in the Replacement Equity Award will be determined by dividing $2,500,000 by the average 30 day closing price ending on the last trading day of the month prior to Mr. Thigpen's start date (the "Grant Value"), and will vest in three equal installments on the anniversary of his start date, subject to his continued employment. Additionally, Mr. Thigpen will be eligible to participate in the Company's 2015 LTIP and will receive a 2015 equity award pursuant to the LTIP in the form of Deferred Units with a cash value of $2,750,000, determined by dividing $2,750,000 by the Grant Value, and vesting in equal installments over three years; and an equity award pursuant to the LTIP in the form of contingent deferred units ("CDUs") with a cash value of $2,750,000 subject to vesting and performance terms equivalent to those currently in place for the 2015-2017 performance cycle. The number of CDUs will be determined by dividing $2,750,000 by the Grant Value. Mr. Thigpen will further receive normal relocation and expatriate allowances consistent with the Company's policy for U.S. national expatriate employees working in Switzerland.

Recommendation
The Board of Directors recommends a vote "FOR" the election of Jeremy D. Thigpen as a director.

Corporate Governance
We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.
In February 2011, the Board of Directors adopted a Code of Integrity that updated and replaced our previous Code of Business Conduct and Ethics. We regularly review and, as necessary, update our Code of Integrity. We conduct online mandatory training for our employees and officers on our Code of Integrity and other relevant compliance topics. We also require all our officers and managerial and supervisory employees to certify compliance with our Code of Integrity each year, and to proactively report any non-compliance they may observe or learn about.
The Corporate Governance Committee of the Board of Directors evaluates the Company's and the Board of Directors' governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors' governance principles at least annually. The Corporate Governance Committee receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.
Director Stock Holding Requirement. In 2005, we adopted equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the director's annual cash retainer. The same equity ownership guidelines will apply with respect to restricted share units under our 2015 Long Term Incentive Plan. Each new director is required to acquire and retain such number of shares, restricted share units and/or deferred units over his or her initial five years as a director. Mr. Thigpen, as Chief Executive Officer, is subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. See "Compensation Discussion and Analysis" for more information about these guidelines.
Restrictions on Pledging, Hedging and Margin Accounts. Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account.
Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Governance." Among the information you can find there is the following:

•	Articles of Association;

•	Organizational Regulations;

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Compensation Committee Charter;

•	Finance Committee Charter;

•	Health Safety and Environment Committee Charter;

•	Our Mission Statement;

•	Our FIRST Core Values; and

•	Code of Integrity.
Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices and update policies and procedures, as appropriate, in order to maintain our high standards.

Board Leadership. Except during extraordinary circumstances, the Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company's operations. The Board recognizes the time, effort, and energy that our Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. However, following Mr. Newman stepping down as Chief Executive Officer of the Company and resignation from the Board of Directors in February 2015, Ian C. Strachan has served in a dual capacity as Chairman of the Board of Directors and Interim Chief Executive Officer until the appointment of Mr. Thigpen as Chief Executive Officer. In approving this arrangement, the Board of Directors considered the immediate needs of the Company for continuity and the period of time in which Mr. Strachan would need to serve in such dual-capacity. The Board concluded that it was advisable and in the best interests of the Company to temporarily have Mr. Strachan serve in a joint capacity of Chairman of the Board of Directors and Chief Executive Officer during the search for a new Chief Executive Officer as Mr. Strachan was most familiar with the day-to-day operations and strategic goals of the Company and would be well positioned to ensure an efficient transition of duties to a new Chief Executive Officer. With the appointment of Mr. Thigpen as the Company's Chief Executive Officer, the Company has again separated the positions of Chief Executive Officer and Chairman of the Board.
Risk Management. Executive management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has responsibility for the oversight of risk management for the Company. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.
The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board of Directors with respect to risk management. The executive risk management committee and/or members of management present a report on risk management activities to the Board of Directors at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or our Chief Executive Officer, as appropriate.
Compensation and Risk. We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2014, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weight of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities. At the 2015 Annual General Meeting, shareholders affirmed this assessment, by approving, in an advisory vote, the proposed Named Executive Officer Compensation.
Independence of Board Members. Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.
The Board of Directors has determined that all of its current members are independent and meet the independence standards set by the NYSE, the SEC and our guidelines. Accordingly, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE and SEC independence standards. Due to his employment with the Company and service as Chief Executive Officer of the Company, Mr. Thigpen will not be considered independent upon his election to the Board of Directors.
In making its independence determinations, the Board of Directors considered the fact that, while such relationships do not preclude independence under the NYSE and SEC rules or the Company's guidelines, Glyn A. Barker, Chadwick C. Deaton, Vincent J. Intrieri, Samuel J. Merksamer, Merrill A. “Pete” Miller, Jr., Edward R. Muller and Ek Kia Tan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.
Since 2012, Mr. Barker has served as a non-executive director of Aviva plc, a company that provides insurance related services to the Company. Additionally, since August 2014, Mr. Barker has served as a director and member (and until July 2015 as chairman) of the audit committee of Transocean Partners LLC, a publicly-held subsidiary of Transocean Ltd. to whom we provide operating, support and administrative services, in addition to being the majority shareholder.
In 2013, Mr. Deaton resigned from his position as executive chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. Since 2010, Mr. Deaton has served as a non-executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment. Further, since 2014, Mr. Deaton has served as a non-executive director of Marathon Oil Corporation, from which we receive revenues for performing services.
In addition to his affiliation with Carl Icahn and certain investment funds managed by Mr. Icahn, since 2013, Mr. Merksamer has served as a non-executive director of Talisman Energy, from which we receive revenues for performing services, and, beginning in 2014, Mr. Merksamer has served as a director of Hertz Global Holdings, Inc. from subsidiaries of which the Company procures car rental services. As with Mr. Barker, Mr. Merksamer joined the board of directors of Transocean Partners LLC in 2014.
In addition to his affiliation with Carl Icahn and certain investment funds managed by Mr. Icahn, since 2014, Mr. Intrieri has served as a director of Hertz Global Holdings, Inc.
Since 2014, Mr. Muller's son has been working as an associate attorney at Munger, Tolles & Olson LLP, a law firm that provides legal services to the Company.
Since 2010, Mr. Tan has served as a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work.
From 2001 to 2014, Mr. Miller served as president & chief executive officer of National Oilwell Varco, Inc., from which the Company regularly purchases drilling equipment and services within the ordinary course of business. Mr. Miller currently serves as the executive chairman of NOW Inc., from which the Company regularly purchases drilling equipment and services within the ordinary course of business.
The Board of Directors believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that these relationships have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.
Executive Sessions. Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors meetings held in 2014. During 2015, they are again scheduled to meet in executive session at each regularly scheduled Board of Directors meeting. The independent directors generally designate the Chairman of the Board of

Directors to act as the presiding director for executive sessions. While Mr. Strachan acted as Chairman of the Board and Interim Chief Executive Officer no regularly scheduled Board of Directors meetings with executive sessions were held.
Director Nomination Process. The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. The Board of Directors believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.
Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board of Directors, so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.
In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board of Directors' overall diversity and whether or not the candidate can contribute positively to the existing chemistry and collaborative culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business, such as expertise in the industry and in critical health, safety and environmental matters, and position as the leading international provider of offshore drilling services. At the 2015 Annual General Meeting, all ten nominated directors were reelected and Mr. Miller was elected as Chairman of the Board of Directors.
As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "FOR" than "AGAINST" his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by anyone other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election for purposes of the Corporate Governance Guidelines occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles of Association and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.
The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director nominee is qualified to be nominated for election or reelection to the Board of Directors. Second, the Corporate Governance Committee requests from time-to-time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.
The Corporate Governance Committee considers nominees for director recommended by our shareholders. Recommendations may be submitted in writing, along with:

•	the name of and contact information for the candidate;

•	a statement detailing the candidate's qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under "Director Nomination Process" above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•
a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "FOR" than "AGAINST" his or her election and (2) the Board of Directors accepts the resignation;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.
Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee's discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.
In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at Annual General Meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."
Executive and Director Compensation Process.  Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee's outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."
Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee. Since 2015, director compensation is also subject to shareholder approval at the Company's Annual General Meetings. At its first meeting of each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used the Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the "Compensation Discussion and Analysis." Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. If serving as a director on the Board of Directors, our Chief Executive Officer receives no additional compensation.
Process for Communication by Shareholders and Interested Parties with the Board of Directors. The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors' discretion.
Policies and Procedures for Approval of Transactions with Related Persons. The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.
To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Quarterly, our directors and officers must re-affirm in writing that the information previously provided in their questionnaires remains accurate and complete, and provide updates regarding any related person relationships that may have arisen. Our Code of Integrity further requires that an executive officer must inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors' Corporate Governance Guidelines require that a director immediately must inform the Board of Directors or Chairman of the Board of Directors in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.
Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. Since the beginning of 2014, there were no related person transactions where such policies and procedures were not followed.
Certain Relationships and Related Party Transactions. From 2001 to 2014, Mr. Miller served as president & chief executive officer of National Oilwell Varco, Inc. (NYSE: NOV). Before joining the Company in April 2015, Mr. Thigpen served as senior vice president and chief financial officer and in various other capacities at National Oilwell Varco, Inc. over the past 18 years. Mr. Miller currently serves as the executive chairman of NOW Inc. (NYSE: DNOW). We regularly procure equipment and services from National Oilwell Varco, Inc. and its affiliates (together “NOV”) and NOW Inc., each at arm’s length terms and within the ordinary course of business. In 2014 and during the three and six months ending June 30, 2015, our purchasing activity with NOV and NOW Inc. represented less than 2% of each of such company’s reported gross revenues for such periods.
Director Attendance at Annual General Meeting.  At the 2015 Annual General Meeting, all directors nominated for re-election at the 2015 Annual General Meeting were in attendance.

Board Meetings and Committees
During 2014, the Board of Directors of Transocean Ltd. held eight meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 80% of the meetings following their election, including meetings of committees on which the director served.
The Board of Directors has standing Compensation, Finance, Corporate Governance, Health Safety and Environment and Audit Committees. As noted above, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Governance." In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.
Compensation Committee. The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program for members of the Board of Directors, executives and other senior officers and (2) complying with the Board of Directors' legal and regulatory requirements as to Board member, executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company's business performance. The authority and responsibilities of the Compensation Committee include, among others, the following:

•
annually recommend to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of compensation of the Board of Directors and the Executive Management Team for the relevant period;

•	annually review and approve the compensation paid to members of the Board of Directors, executive officers and other officers at or above the Senior Vice President level;

•	select appropriate peer groups and market reference points against which the Company's Board of Directors and executive compensation is compared;

•
annually establish focus areas for our Chief Executive Officer, annually review our Chief Executive's performance in light of the focus areas and set our Chief Executive Officer's compensation based on this evaluation, together with competitive data;

•
administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

•
consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

•
consider, with guidance from an outside compensation consultant, and approve the terms of any contractual agreements and other similar arrangements (to the extent permitted by applicable law) that may be entered into with members of the Board of Directors and officers; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize "single-trigger" change of control agreements for any of our officers or directors;

•
assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to members of the Board of Directors and the Company's executive officers and other employees; and

•
retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the evaluation of executive and director compensation.

See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Compensation Committee.
The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee's governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our "Compensation Discussion and Analysis" to one or more of our management committees; provided that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to grant equity awards under the Company's 2009 Long-Term Incentive Plan to new and existing employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, provided that such awards shall not exceed $5,000,000 in grant value per calendar year, and no such individual award shall exceed $350,000 in grant value. The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards, subject to any required vote of the shareholders. The Compensation Committee has also delegated authority to the Chief Executive Officer to, upon termination of service of an employee of the Company, excluding executive officers and other officers at or above the Senior Vice President level, accelerate vesting of awards granted under the Company's Long-Term Incentive Plan and to extend exercisability of options for a period of up to one year but not beyond the original exercise period. The Compensation Committee has further delegated authority to the Chief Executive Officer to determine whether an individual is disabled or to set applicable criteria for making such determination for purposes of the Company's Long-Term Incentive Plan. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.
The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado, Intrieri and McNamara. Mr. Intrieri began service on the Compensation Committee in May 2014. The Compensation Committee met five times during 2014.
Finance Committee. The Finance Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company's dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs.
The current members of the Finance Committee are Mr. Muller, Chairman, Ms. Chang and Messrs. Barker and Merksamer. The Finance Committee met four times during 2014.
Corporate Governance Committee. The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self-evaluation of the Board of Directors and committees and proposes to the Board candidates to stand for election at the next general meeting of shareholders.
The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Deaton and Intrieri. Mr. Intrieri began service on the Corporate Governance Committee in May 2014. The Corporate Governance Committee met six times during 2014.
Health Safety and Environment Committee. The Health Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company's implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company's affiliates. The Health Safety and Environment Committee has required the Company to provide, and will review, regular reports regarding compliance with all aspects of the Consent Decree.
The current members of the Health Safety and Environment Committee are Mr. Deaton, Chairman, and Messrs. Merksamer, Muller and Tan. Messrs. Deaton and Muller began service on the Health Safety and Environment Committee in May 2014. The Health Safety and Environment Committee met four times during 2014.
Audit Committee. The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.
The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not the Audit Committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.
The person must have acquired such attributes through one or more of the following:

•
education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.
The current members of the Audit Committee are Mr. Barker, Chairman, Ms. Chang and Mr. Curado. Mr. Barker assumed the chairmanship and was designated the "audit committee financial expert" in May 2014. Mr. Curado joined the Audit Committee in May 2014. The Audit Committee met eight times during 2014. The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and confirmed Mr. Barker qualifies as an "audit committee financial expert." In addition, the Board of Directors has determined that Mr. Barker qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Barker is a chartered accountant, served as an audit partner in an accounting firm and served as the Vice Chairman-U.K. of PricewaterhouseCoopers LLP from 2008 to 2011.
Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.
Director Compensation Strategy
Directors who are employees of the Company do not receive compensation for Board of Directors' service. At present, all of the directors are non-employees and receive compensation for Board of Directors service.
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders' interests.
In 2014, non-employee director compensation includes the following fixed components:

Annual Retainer - non-employee Director	$100,000
Annual Retainer - non-employee Vice Chairman(1)	$250,000
Annual Retainer - non-employee Chairman(2)	$265,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(3)
Committee Meeting Attendance Fee	$2,500	(4)
Grant of Deferred Units - non-employee Directors and Vice Chairman(1)	$210,000	(5)
Grant of Deferred Units - non-employee Chairman(6)	$260,000	(5)
_______________________________________________________________________________

(1)	Currently, the Company does not have any director serving in a Vice Chairman role.

(2)
In May 2015, the annual retainer for the non-employee Chairman was increased to $325,000 for the compensation period from the Company’s 2015Annual General Meeting to the Company’s 2016Annual General Meeting (“2015/2016 Compensation Period”).

(3)	Prior to May, 2014 the board meeting attendance fee was only paid for those meetings that were attended in excess of the four regularly scheduled board meetings. Meetings fees are no longer paid.

(4)	Prior to May. 2014 the committee meeting attendance fee was only paid for those meetings that were attended in excess of the first four committee meetings. Meeting fees are no longer paid.

(5)
Deferred units are granted to each non-employee director annually and have an aggregate value equal to $210,000 and $260,000 respectively, based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

(6)	In May 2015, the aggregate value of units granted to the non-employee Chairman was increased to $325,000 for the 2015/2016 Compensation Period.

In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business-related purposes.

2014 Director Compensation
In 2014, each non-employee member of the Board of Directors received the compensation described above.
At the Board of Directors meeting held immediately after the 2014 Annual General Meeting of our shareholders, the Board of Directors granted 4,943 deferred units to each non-employee director and 6,120 deferred units to the non-employee chairman in aggregate value equal to $210,000 and $260,000, respectively, based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of grant (calculated at $42.48 per share). The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant; or (ii) the Annual General Meeting next following the date of grant, subject to continued service on the Board of Directors through the vesting date. Each non-employee director is required to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each non-employee director's vested deferred units generally are not settled until the termination of the non-employee director's service with the Company.
The following summarizes the compensation of our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
Ian C. Strachan	265,000	254,592	93,495	613,087
Glyn A. Barker	123,434	205,629	30,948	360,011
Vanessa C. L. Chang	101,511	205,629	40,632	347,772
Frederico F. Curado	96,511	205,629	24,497	326,637
Chadwick C. Deaton	107,775	205,629	40,632	354,036
Vincent J. Intrieri	62,637	205,629	11,122	279,388
Martin B. McNamara	106,538	205,629	90,847	403,015
Samuel J. Merksamer	96,511	205,629	24,497	326,637
Merrill A. "Pete" Miller, Jr. (4)	66,141	127,437	3,537	197,114
Edward R. Muller	106,538	205,629	76,423	388,591
Tan Ek Kia	116,566	205,629	51,220	373,415
_______________________________________________________________________________

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2014, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2014 for each non-employee director was as follows: Mr. Strachan,26,458 vested deferred units and 8,034 unvested deferred units; Mr. Barker, 4,760 vested deferred units and 6,857 unvested deferred units; Ms. Chang, 8,588 vested deferred units and 6,857 unvested deferred units; Mr. Curado, 4,760 vested deferred units and 4,943 unvested deferred units; Mr. Deaton, 8,588 vested deferred units and 6,857 unvested deferred units; Mr. Intrieri, zero vested deferred units and 4,943 unvested deferred units; Mr. McNamara, 26,458 vested deferred units and 6,857 unvested deferred units; Mr. Merksamer 4,760 vested deferred units and 4,943 unvested deferred units; Mr. Miller zero vested deferred units and 4,892 unvested deferred units; Mr. Muller, options to purchase 3,820 shares, 7,640 SARs and 21,325 vested deferred units and 6,857 unvested deferred units; Mr. Tan, 12,356 vested deferred units and 6,857 unvested deferred units.

(3)	Represents dividend equivalents paid during 2014 on all vested and unvested deferred units.

(4)
Mr. Miller's deferred unit value represents a proportionate amount for the partial annual term extending from the date of his election in September 2014 to the date of the 2015 Annual General Meeting. Upon his election as non-employee Chairman of the Board of Directors at the 2015 Annual General Meeting, Mr. Miller receives an annual retainer of $325,000 and restricted share units valued at $325,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of September 1, 2015 of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
The Vanguard Group ................................................................................................	30,229,895	(2)	8.31%
100 Vanguard Blvd. Malvern, PA 19355
PRIMECAP Management Company ........................................................................	29,555,486	(3)	8.13%
225 South Lake Ave., #400 Pasadena, CA 91101
BlackRock, Inc .........................................................................................................	24,885,574	(4)	6.84%
40 East 52nd Street New York, NY 10022
Icahn Capital LP .......................................................................................................	21,477,900	(5)	5.91%
White Plains Plaza 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601
_______________________________________________________________________________

(1)	The percentage indicated is based on the 363,646,664 outstanding shares at September 1, 2015.

(2)
The number of shares is based on the Schedule 13G/A filed with the SEC on March 23, 2015 by Vanguard Group. According to the filing, Vanguard Group has sole voting power with regard to 567,918 shares and sole dispositive power with regard to 29,700,437 shares.

(3)
The number of shares is based on the Schedule 13G/A filed with the SEC on February 13, 2015 by PRIMECAP Management Company. According to the filing, PRIMECAP Management has sole voting power with regard to 7,366,482 shares and sole dispositive power with regard to 29,555,486 shares.

(4)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 9, 2015 by BlackRock, Inc.

(5)
The number of shares is based on the Schedule 13D/A filed with the SEC on November 12, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,295,579 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,836,919 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,682,968 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,181,104 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 10,700,991; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,481,330 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,481,330 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares;

(xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 21,477,900 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of August 31, 2015.

Name	Shares Owned (1)	Shares Subject to Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned (2)	Percent of Class (3)
Jeremy D. Thigpen	--	--	--	*
Mark-Anthony L. Mey	--	--	--	*
Steven L. Newman (4)	--	--	--	*
Esa Ikaheimonen (5)	--	--	--	*
John B. Stobart	13,594	25,731	39,325	*
Lars Sjobring	5,324	--	5,324	*
David Tonnel (6)	24,702	72,539	97,241	*
Glyn A. Barker	4,476	9,703	14,179	*
Vanessa C.L. Chang	200	15,445	15,645	*
Frederico F. Curado	--	9,703	9,703	*
Chadwick C. Deaton (7)	1,000	15,445	16,445	*
Vincent J. Intrieri	--	4,943	4,943	*
Martin B. McNamara	24,651	45,113	69,764	*
Samuel J. Merksamer	--	9,703	9,703	*
Merrill A. „Pete“ Miller, Jr.	--	4,892	4,892	*
Edward R. Muller (8)	6,647	28,182	38,649	*
Ian C. Strachan (9)	--	--	--	*
Tan Ek Kia	--	19,213	19,213	*
All of directors and executive officers as a group (20 persons)	93,252	312,424	405,676	*
_______________________________________________________________________________
*    Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes shares that may be acquired within 60 days from August 31, 2015 through the exercise of options held by Messrs. Stobart (25,731), Tonnel (72,539), and all directors and executive officers as a group (150,082). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested deferred units held by Messrs. Barker (9,703), Curado (9,703), Deaton (15,445), Intrieri (4,943), McNamara (33,315), Merksamer (9,703), Miller (4,892), Muller (28,182), Tan (19,213) and Ms. Chang (15,445), and all directors and executive officers as a group (150,544). Does not include out-of-the-money SARs held by Mr. Muller (7,640), and all directors and executive officers as a group (7,640). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on August 31, 2015 of $14.23 per share.

(3)	As of August 31, 2015, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(4)	Mr. Newman resigned as President and Chief Executive Officer as of February 16, 2015.

(5)	Mr. Ikaheimonen resigned as Executive Vice President and Chief Financial Officer as of May 27, 2015.

(6)	Includes 987 shares held through the Transocean Employee Savings Plan and 19,150 shares held in a joint account with his wife.

(7)	Includes 1,000 shares held in a joint account with his wife.

(8)	Includes 6,332 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(9)	Mr. Strachan retired as Chairman of the Board of Directors on May 15, 2015.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of Transocean’s executive compensation program and policies, material compensation decisions and the key factors we considered in making those decisions. It includes specific information about the compensation paid, earned or granted to the following persons who represent our Named Executive Officers (as defined below) for 2014:

•	Steven L. Newman, former President and Chief Executive Officer

•	Esa Ikaheimonen, former Executive Vice President and Chief Financial Officer

•	John B. Stobart, Executive Vice President and Chief Operating Officer

•	Lars A. Sjobring, Senior Vice President and General Counsel

•	David Tonnel, Senior Vice President, Finance and Controller

For purposes of this Compensation Discussion and Analysis, the term "Executive Officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934, and the term "Executive Management Team" refers to designations made under Swiss law and the Company's organizational documents with respect to Messrs. Newman, Stobart and Ikaheimonen.

On February 16, 2015, Steven Newman, in mutual agreement with the Board of Directors, stepped down as the President and Chief Executive Officer. Additionally, Mr. Newman elected to resign as a Director of Transocean Ltd. Ian Strachan, Chairman of the Board of Transocean Ltd., immediately assumed the role of Interim Chief Executive Officer, pending selection of a new Chief Executive Officer.

Executive Summary
Our executive compensation program reflects our commitment to best practices in compensation governance and strongly aligning pay with Company performance while allowing us to attract and retain highly qualified executives. The program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior financial, safety and operational performance.

We believe our executive compensation program includes features that effectively align the interests of our senior management with those of our shareholders and exclude features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do	What We Don’t Do
Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile Mandate meaningful stock ownership requirements for our executives	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us) Allow our executives or directors to pledge Company shares
Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results

Base incentive payments on quantitative metrics

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officers; however, subject to the limitations phased in under the Minder Ordinance pursuant to which severance cannot be paid to members of our Executive Management Team, our executives are eligible for severance and change-in-control provisions pursuant to our company policies

Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests

Link long-term incentive compensation to both relative and absolute performance metrics
Maintain single-trigger change-in-control provisions or change-in-control gross-ups Provide guaranteed salary increases, non-performance based bonuses or unrestricted equity compensation
Deliver one-half (50%) of long-term incentives in performance-based stock	Provide cash payments for tax equalization
Retain an independent consultant that does not perform any services for management (retained by and reporting to our Compensation Committee)	Pay dividend equivalents on performance-contingent deferred units that have not been earned

2014 Business Overview
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding sectors of the global offshore drilling business. With a particular focus on deepwater and harsh environment drilling services, we believe that Transocean operates one of the most capable and versatile offshore drilling fleets in the world.

As the result of the rapid decline in the price of crude oil in the context of a significant new supply of high-specification offshore drilling rigs, 2014 proved to be an exceptionally challenging year, particularly for the offshore drilling sector and Transocean. Demand for offshore drilling services has declined, resulting in shorter contract term, significantly lower dayrates and an increasing frequency of idle and stacked rigs. As illustrated in the chart below, the equity market valuations of offshore drillers and other service companies reflect these adverse industry pressures.

Transocean continues to be proactive in addressing the prevailing industry conditions by maintaining a sharp focus on cost management and efficient operational performance, as well as through the continued execution of our asset strategy. Given our long history as an industry-leading provider of offshore drilling services, we believe that we have the experience and discipline necessary to effectively manage our business throughout the cycles and deliver value to our shareholders.

As of February 17, 2015, Transocean owns, or has partial ownership interests in, and operates a fleet of 71 mobile offshore drilling units consisting of 44 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 17 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

Our focus on maximizing the utilization of our fleet resulted in the addition of contract backlog of approximately $2.7 billion, contributing to an overall contract backlog of $22.5 billion at December 31, 2014. In the context of increasingly challenging market conditions, our industry leading backlog provides us with a stable and visible foundation for future cash flow generation and enhances the Company’s financial flexibility.

In 2014, we made notable progress on areas that are critical to the Company’s success including: continued execution of our asset strategy; optimizing our cost structure and improving the operating performance of our fleet; increasing our financial flexibility; and continuing to improve our safety performance. Progress was also made in reducing several of the major litigation-related uncertainties that the Company faces.

Relating to our asset strategy, during the year, two newbuild high-specification drillships - the Deepwater Asgard and Deepwater Invictus - were placed into service on multi-year contracts with attractive dayrates. We also announced contracts for the construction of two dynamically positioned ultra-deepwater drillships for delivery in late 2017 and in 2018. We made additional progress divesting non-core assets, selling two jackups for net cash proceeds of approximately $182 million. Also in 2014, we announced our intention to sell, or scrap in an environmentally responsible manner, nine lower-specification deepwater and midwater floaters for a total of 12 to date.

We continue to make progress rationalizing our cost structure globally and improving the operating performance of our fleet. Reflecting the success of our operational performance improvement initiatives, our revenue efficiency for 2014 was 94.7%, up significantly from 91.7% in 2013.

We conducted a successful initial public offering of Transocean Partners LLC, contributing $417 million in net cash proceeds to Transocean. Consistent with our objective of reducing our absolute level of debt, we completed our $1 billion early debt retirement program during the fourth quarter of the year. Along with improvements in the Company’s cost structure and in operational performance, reduced debt and cash proceeds generated by Transocean Partners are expected to enhance the Company’s financial flexibility.

During 2014, progress was made in reducing key litigation-related uncertainties the company faces. Regarding Macondo, in September, the U.S. District Court for the Eastern District of Louisiana ruled that Transocean is indemnified by BP for below-surface discharge of oil under the drilling contract and that while BP had acted with gross negligence, Transocean had not. Although the decision is subject to appeal, we believe the key aspects of the ruling will be upheld and effectively eliminate Transocean's related financial risk. Additionally, the Texas Supreme Court recently determined that, under Texas law, BP is not an additional insured under our policies for below-surface discharge of oil. Separately, during the year we also received several very favorable court rulings related to ongoing Norway tax litigation.

Finally, the Company’s safety performance in 2014 was favorable with our Total Recordable Incident Rate ("TRIR") improved approximately 8% versus 2013. Transocean remains committed to the vision of "an incident-free workplace all the time, everywhere" and will continue to make investments to promote safety.

Relationship Between Target and Realizable Pay
Consistent with our philosophy of aligning the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our Executive Officers, in recent years, have fallen below targeted and competitive market levels (and significantly below these levels with respect to 2012 and 2014). This is primarily a result of the lack of appreciation in the Company's share price and below-target total shareholder return relative to our peers which are reflected in our performance-based pay system.

In contrast to the information reported in the Summary Compensation Table, which reflects the grant date fair value for stock awards, we believe that realizable pay provides a better picture of the amounts actually earned by our Named Executive Officers. In particular, we note that there have been no payouts under our performance-based CDU program over the last five performance cycles and all outstanding stock options are currently underwater.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

(1)
Realizable pay is defined as the compensation delivered or deliverable for each year calculated as of the end of the fiscal year, including: salary received, amounts actually paid under the annual incentive plan, payouts received under the contingent deferred unit ""CDU") plan or, for performance periods still in progress, amounts that would be receivable if the CDU performance period ended 12/31/2014, the intrinsic ("in‐the‐money") value of the stock options granted in the applicable year based on the closing price at 12/31/2014, and the value of time‐based deferred units ("DU"s) at 12/31/2014

2014 Compensation Program Changes
The Company reinforced the alignment between pay and performance through changes to our executive compensation programs in 2014 and compensation award levels for 2014 and 2015.

Program Changes

•
The Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA") margin was added as a key performance measure to the performance-based Performance Award and Cash Bonus Plan for our Named Executive Officers for 2014.

•	Eliminated the few remaining compensation peer companies that could be considered aspirational, such that the Company’s peer group now comprises companies of similar scale

•
The design of the Company’s long-term incentive structure was also modified to further focus on performance-based compensation and to reinforce the alignment of executive compensation with shareholder interest.

•	Performance-based contingent deferred units ("CDU"s) were re-weighted from 33% of the long term-incentive pay mix to 50% for the 2014 - 2016 CDU performance cycle.

•
The focus on the CDU performance plan was further enhanced through the introduction of a second financial performance measure such that CDU payouts are now based on both absolute and relative performance metrics. For the 2014 - 2016 CDU performance cycle, Return on Capital Employed ("ROCE") has been added to relative Total Shareholder Return ("TSR"), with both measures equally weighted in measuring performance results.

•	Cash payments for tax equalization have been eliminated.

Award Levels
In recognition of the current industry down-cycle, the Compensation Committee has implemented the following executive compensation actions for our Named Executive Officers:

•	Reduction in 2014 annual incentive payouts (see "Discretionary Reduction in Actual Bonus Plan Compensation for 2014" below)

•	No payout for the 2012-2014 CDU cycle

•	Freeze of base salaries for all Named Executive Officers for 2015

•	Freeze of annual incentive opportunities for all but one of our Named Executive Officers for 2015

•	Reduction in target 2015 Long-Term Incentive awards for our Named Executive Officers by approximately 20%

These compensation actions reflect the reality of our current market, while maintaining competitive compensation packages for our Named Executive Officers.

Executive Compensation Philosophy, Strategy and Design
The objective of our compensation program is to align pay with performance. The program is designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. The program is also designed to provide our executives with a competitive compensation package that rewards performance against specific identified financial, strategic and operational goals that the Compensation Committee believes are critical to the Company’s long-term success and the achievement of sustainable long-term total returns to our shareholders.

In designing our executive compensation program, we are guided by the following principal objectives:

•	positioning each element of total direct compensation at approximately the median of our peer companies;

•	aligning annual incentive compensation with financial and strategic objectives; and

•	rewarding absolute financial performance and relative performance in TSR through long-term equity incentive awards.

The Compensation Committee believes the principal elements of the compensation program of base salary, cash-based annual incentive compensation and equity-based long-term incentive compensation achieve our objective of pay and performance alignment by delivering the vast majority of executive pay as performance-based, ‘at-risk’ incentive compensation that is designed to balance short-term annual results and the long-term multi-year success of the Company and build long-term shareholder value without excessive risk-taking.

Setting Executive Compensation Levels
We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-

taking. The Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation:

•	externally against the amounts paid to Executive Officers holding comparable positions at companies with which we compete for executive talent; and

•	internally for purposes of ensuring internal equity and taking individual performance, skills, and experience into account.

We regularly assess our compensation programs to ensure they are appropriately aligned with our industry sector and with companies in other industries of comparable size, international scope and organizational complexity. We also seek to provide a direct link to enhancing shareholder value and achieving our vision and business strategy.

The Compensation Committee employs two peer groups for setting executive compensation. The ‘Compensation Peer Group’ is used to assess the competitiveness of the compensation of our Named Executive Officers, and the ‘Performance Peer Group’ is used to evaluate the relative performance of our Company.

Compensation Peer Group
We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of total direct compensation is compared against published compensation data.

The Compensation Peer Group for 2014 comprised the following companies:

Anadarko Petroleum Corporation	Diamond Offshore Drilling, Inc.	National Oilwell Varco, Inc.
Apache Corporation	Encana Corporation	Noble Corporation plc
Baker Hughes Incorporated	Ensco plc	Noble Energy, Inc.
BG Group plc	EOG Resources, Inc.	Petrofac Limited
Cameron International Corporation	FMC Technologies, Inc.	Seadrill Limited
Canadian Natural Resources Limited	Halliburton Company	Talisman Energy Inc.
Chesapeake Energy Corporation	Marathon Oil Corporation	Weatherford International Ltd.
Devon Energy Corporation	Nabors Industries Ltd.

In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and use the general industry data as a secondary market reference. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

Competitive market data for the Compensation Peer Group are compiled both from published compensation surveys and from information disclosed publicly by each company for the prior year. Data for comparable non-energy general industry peers are obtained from published surveys. Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Compensation Peer Group data are weighted more heavily for operations roles, and general industry data are weighted more heavily for executives overseeing administrative functions. However, in accordance with our pay-for-performance philosophy, the Compensation Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.

Performance Peer Group
The Compensation Committee established the Performance Peer Group in order to evaluate the Company’s total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. The Performance Peer Group consists of:

Baker Hughes Incorporated	Noble Corporation plc.
Diamond Offshore Drilling, Inc	Rowan Companies Inc.
Ensco plc	Schlumberger Limited
Halliburton Company	Seadrill Limited.
Nabors Industries Ltd	Weatherford International Ltd.
National Oilwell Varco, Inc.

Following the 2014 Annual General Meeting, the Compensation Committee carefully considered the advisory vote on executive compensation result, conferred with our independent compensation consultant, evaluated the positions of shareholder advisory groups and assessed changes in global governance and Swiss legislation in an effort to maintain executive compensation programs and practices that are appropriate for the Company and effective in rewarding executives, commensurate with our business results.
Executive Compensation Components
Our executive compensation program is designed to meet the objectives of our "pay for performance" compensation philosophy by linking a significant portion of each executive's compensation to Company and individual performance.

The following table summarizes the purpose and key characteristics of each of the primary components of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	Provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in certain positions above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.
Annual Performance Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.	Variable compensation. Based on corporate performance compared to pre-established financial and operational performance goals. Award potential ranges from 0% to 200% of target.
Long-Term Incentive - Contingent Deferred Units
Align the interests of our executives with those of our shareholders by creating a direct correlation of realized pay to key value drivers and increased shareholder return relative to performance peers over the longterm.

Variable compensation. The number of earned units is based on both relative measures (e.g., total shareholder return relative to performance peers during three-year performance periods) and absolute performance measures (Return on Capital Employed).

Long-Term Incentive - Deferred Units	Motivate executives to contribute to long-term increases in shareholder value, build executive ownership, retain executives through multi-year vesting	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation of realized pay to shareholder value.
Expatriate Benefits	Assist expatriate executives with part of the additional burden of an overseas posting.	Fixed compensation. Provided to expatriate executives to assist with living expenses (e.g., housing, dependent education, cost of living differentials and automobile allowances).
Other Compensation	Provide benefits that promote employee health and welfare and assist executives in carrying out their duties and increasing productivity	Indirect compensation elements consisting of health and welfare plans and minimal perquisites.
Post-Employment	Provides a measure of financial security in the event an executive’s employment is terminated without cause.
Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

In addition, our Named Executive Officers also hold stock options, from prior equity awards, that provide a direct link to long-term stock price appreciation.

In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Compensation Committee considered the amount and mix of compensation provided as a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary
Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Compensation Committee upon each officer's initial hire and reviewed in connection with a promotion or other changes in job responsibility. Each base salary is also reviewed by the Compensation Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

The Compensation Committee reviewed the base salaries of the Named Executive Officers and gave consideration to recommendations from our Chief Executive Officer regarding the Named Executive Officers other than himself. Competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each Named Executive Officer, and our compensation philosophy and objectives were considered when making pay adjustments. Considering input from its compensation consultant, the Compensation Committee approved the following base salaries (or US$ base salary reference) for the individuals listed below, effective March 1, 2014.

Executive	2014 Base Salary	Increase over 2013
Mr. Newman	$1,250,000	4%
Mr. Ikaheimonen(1)	$760,000	4%
Mr. Stobart	$670,000	6%
Mr. Sjobring (1) (2)	$525,000	0%
Mr. Tonnel	$440,000	4%

(1) Base salary paid in CHF and converted to USD using the CHF : USD average 2013 exchange rate of .927
(2) Mr. Sjobring’s 2014 base salary became effective on his hire date of March 1, 2014

In February, 2015 the Compensation Committee, in consideration of the current market down-cycle, and with consultation from the external compensation consultant, elected to freeze base salaries for the continuing Named Executive Officers, resulting in no 2015 increases over the 2014 base salaries noted above, recognizing that Mr. Newman is no longer with the Company.

Annual Performance Bonus
Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined financial and operational performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median, when warranted, by above-target performance, up to a designated maximum; or, the possibility of earning total annual cash compensation below the median for below-target performance.

Under the Bonus Plan for 2014, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2014, the Compensation Committee established a 2014 target bonus opportunity for each of the following Named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	125%
Mr. Ikaheimonen	85%
Mr. Stobart	100%
Mr. Sjobring	60%
Mr. Tonnel	60%

Due to the industry down-cycle, all executive 2015 target annual incentive opportunities have been maintained at 2014 levels, with the exception of Mr. Sjobring, who received a market-based adjustment to 70% of salary.

2014 Bonus Payout
The Compensation Committee considered the results of key performance areas, specified at the beginning of 2014, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for our Named Executive Officers for 2014.

Each of the following performance areas are measured with potential payouts ranging from 0% to 200%.

•	Safety Performance - 30% weighting

•	Total Recordable Incident Rate ("TRIR")

•	Total Potential Severity Rate ("TPSR")

•	Process Safety

•	Cash Flow Value Added ("CFVA") - 50% weighting

•	EBITDA margin - 20% weighting

Safety Performance
Our business involves numerous operating hazards, and we are strongly committed to protecting people, property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace-all the time, everywhere." The safety performance targets for 2014 were approved by the Compensation Committee and levels are set annually to motivate our executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board's Health Safety and Environment Committee.

The Compensation Committee measures our safety performance through a combination of components: Total Recordable Incident Rate ("TRIR"), Total Potential Severity Rate ("TPSR") and Process Safety. Each component makes up one-third of the overall safety performance metric.

The following charts show our actual performance related to the formulaic payout amounts for TRIR, TPSR and Process Safety.

Together, the safety metric outcomes resulted in a formulaic payout percentage for this measure of 38% of the total target bonus opportunity for each of the Named Executive Officers in 2014.

Total Recordable Incident Rate (TRIR)
TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work-related injuries or illnesses that result in any of the following: fatality; a physician or licensed health care professional recommending days away from work due to the injury or illness; an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work); or any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

The Compensation Committee approved a TRIR target for 2014 of .64, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2014 was .54, representing an improvement of just under 20% as compared to target. This resulted in a formulaic result of 178% of target for the TRIR metric.

Total Potential Severity Rate (TPSR)
TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager(s) responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

The Compensation Committee approved a TPSR target for 2014 of 25.80, which represents further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TPSR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2014 of 30.88 represented close to a 20% shortfall as compared to the target. This shortfall resulted in a formulaic result of 1.6% of target for the TPSR metric. This TPSR measure, when considered in relation to TRIR offers a more holistic view of our safety performance. During 2014, the company experienced a reduction in the number of recordable work related injuries or illnesses, leading to positive results reflected in TRIR; however, in reviewing our recordable safety incidents, we identified an increased prevalence of potential severity, leading to the weak TPSR result noted above. Consistent with our commitment to safety, improving incident severity will be a point of focus for the Company in 2015.

Process Safety
We believe that in addition to personnel and behavioral safety, prevention and mitigation of major hazards or process incidents are critical components of a successful safety program. Accordingly, Process Safety is an internally developed safety measure designed to assess the management of major hazards in order to prevent or mitigate a major accident or significant event.

We use industry standard definitions of significant events, which include:

•	Fire, explosion, or release of a hazardous substance with serious injury or fatality

•	Major structural damage

•	Serious injuries/fatalities

•	Uncontrolled release of hazardous fluids

To implement this safety measure, we measure the number of process safety events that are likely predictors or leading indicators of a potential significant event. The 2014 target, for process safety events, was established equal to the baseline of events that occurred on our installations in 2013. In 2014, the reduction in the number of process safety events resulted in maximum achievement of the Process Safety metric.

Financial Performance
Cash Flow Value Added (CFVA)
Fifty percent of the target award opportunity for each Named Executive Officer under the 2014 Cash Bonus Plan was based upon our achievement of CFVA relative to the CFVA delivered in 2013.

The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company's cost of capital. CFVA is equal to Earnings Before Interest, Depreciation and Amortization ("EBIDA") less a charge for Average Capital that is based on the weighted average cost of capital multiplied by Average Capital.

•
EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, plus expenditures related to approved long-term investments.

•
Average Capital is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

•	For the purpose of calculating CFVA in 2014, the weighted average cost of capital was set at 9% at the start of the year.

Our method for setting the CFVA target is intended to improve the relationship between expected payouts and returns for shareholders. Performance was calculated on a sliding scale that measures our CFVA improvement in 2014 relative to our CFVA performance in 2013, adjusted to ensure consistency in the year-over-year calculation. This approach strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA generation prospects, making investments that build our company and enable us to deliver long-term improvements in performance. Under this model, if management delivers performance to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure. If our CFVA improves by an amount equal to or greater than 4% of the Average Capital, at the end of the prior year, a bonus equal to 200% of the target bonus will be earned for this performance measure. Similarly, if our CFVA declines by an amount equal to or greater than 4% of the Average Capital at the end of the prior year, a bonus equal to 0% of the target bonus will be earned for this performance measure. The bonus multiple will be determined on a straight- line basis between these end points.

We achieved a CFVA of $424 million in 2014, which resulted in a payout of 102.1% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic result for this measure of 51% of the total target bonus opportunity for each of the Named Executive Officers.

EBITDA Margin
The EBITDA margin performance measure was added to the 2014 annual Performance Award and Cash Bonus Plan to more closely align the annual incentive plan with the company’s business priorities. This measure also sharpened the annual incentive plan’s focus on financial results. EBITDA margin is expressed as a percent of revenue.

This EBITDA margin objective represented 20% of the total target annual bonus amount, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

Based on specific targets set at the beginning of the 2014 annual bonus performance cycle, we achieved an EBITDA margin of 41.8% in 2014, representing an increase from 37.0% EBITDA margin in 2013. This performance resulted in a payout of 95.0% of the target bonus amount for this performance component, and a formulaic payout percentage for this measure of 19.0% of the total target bonus opportunity for each of the Named Executive Officers.

Discretionary Reduction in Actual Bonus Plan Compensation for 2014
Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 108% of targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2014. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2014 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety	0%	30%	60%	38%
CFVA	0%	50%	100%	51%
EBITDA Margin	0%	20%	40%	19%
Total				108%

With the formulaic bonus outcome confirmed at 108%, the Compensation Committee then applied its discretion, taking into account views from the Health, Safety and Environmental Committee with respect to overall safety performance. With this discretion, the Committee reduced the final actual bonus outcome for each Named Executive Officer from 108% to 99.1% of each executive’s target bonus opportunity. For specific award amounts, see "Executive Compensation Summary Compensation Table" below.

Long-Term Incentives (LTI)
We establish competitive long-term incentive opportunities for our Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company’s actual total shareholder return and stock price appreciation.
Excluding Mr. Sjobring who was hired in March, 2014, all of our Named Executive Officers received a reduction in 2014 LTI grant value compared to 2013 LTI awards.  The Named Executive Officer group, excluding Mr. Sjobring, received an aggregate LTI grant value of approximately $12.2 million in 2014.  This represents a $2.9 million reduction from the 2013 aggregate LTI grant value of approximately $15.1 million awarded to this group, reflecting a 19.5% reduction in LTI grant value from 2013 to 2014.
The grant date fair value of LTI awards granted to the Named Executive Officers in 2014, and as documented in the Summary Compensation Table, were as follows.

2014 LTI Grant Value
Mr. Newman	$6,975,900
Mr. Ikaheimonen	$2,343,689
Mr. Stobart	$2,156,353
Mr. Sjobring	$1,621,429
Mr. Tonnel	$876,890

(1)	Mr. Sjobring received an above target LTI equity grant in 2014 to, in part, restore equity value forfeited with his prior employer.
To provide an appropriate balance of incentives tied to performance, two types of long-term equity instruments were used in 2014 including Contingent Deferred Units and Deferred Units. The form of equity awards, and their weightings, made to our Named Executive Officers are discussed below.
Contingent Deferred Units (CDU)
The target value of the 2014 CDU grants to each of the Named Executive Officers was approximately one-half (50%) of each officer's total 2014 long-term incentive award target value.

Each CDU represents one share and is based on performance over a set performance cycle. In 2014, the Compensation Committee added a financial-based absolute metric of return on capital employed ("ROCE") to complement the existing market-based performance measure of total shareholder return of the Company relative to the Performance Peer Group. Performance is determined by comparing the Company’s actual ROCE performance against the ROCE goal approved by the Compensation Committee, and relative TSR performance against the Company’s performance peer group over the three year performance cycle. Each of the two performance measures, total shareholder return and return on capital employed, are weighted equally in determining the earned award, with maximum performance in both measures resulting in an earned award of 200% of target.

Threshold performance, with respect to total shareholder return, is total shareholder return ranking at or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance ranking below the 25th percentile results in no award being earned with respect to total shareholder return.

Target performance, with respect to total shareholder return, is performance ranking at or above the median of the Performance Peer Group, at which 50% of the target award is earned.

At maximum performance with respect to total shareholder return, which is considered to be ranking at the top of the Performance Peer Group (or at or above the 90th percentile of the Performance Peer Group in the event that any peer ceases to be publicly traded), 100% of the target award is earned.

With respect to the return on capital employed CDU measure, a range of performance outcomes has been defined to set the threshold, target and maximum performance levels for this measure. In setting the ROCE goal, the Committee believed that achieving results at the target level would be challenging and substantially not certain, and achieving results meaningfully above target would be extremely difficult but not unattainable.

Upon completion of the 2014 - 2016 CDU performance cycle, the Committee will determine final payout levels and CDUs, combined with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer.

Deferred Units (DU)
The target value of the 2014 DU grants to each of the Named Executive Officers was approximately one-half (50%) of each officer's total 2014 long-term incentive award target value.

Time-vested deferred units ("DUs") were granted to all Named Executive Officers as part of the 2014 annual long-term incentive grants. Each DU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

Long-Term Incentive Compensation for 2014
In 2015, the Compensation Committee evaluated the Company’s total shareholder return ("TSR") relative to the Performance Peer Group, for the three-year performance period from January 1, 2012, through December 31, 2014, and determined that the Company’s performance fell below threshold.

The result of this determination, by the Compensation Committee, was that no performance-contingent deferred units ("CDU"s) were earned. The CDUs granted to executives for the 2012-2014 performance period were canceled for no value.

Employment Agreements with Members of the Executive Management Team
In connection with the implementation of the Minder Ordinance, and as disclosed in the 2014 Annual General Meeting and Proxy Statement Compensation Discussion & Analysis, we entered into certain employment agreements with members of the Executive Management Team in December 2013 to memorialize prior arrangements in effect with them.

We have agreed in each of these employment agreements to propose alternative terms during the fourth quarter of 2015 to achieve compliance with the Minder Ordinance by January 1, 2016, and the members of the Executive Management Team have agreed to cooperate to reach acceptable terms in compliance with such legislation.

Expatriate Benefits
For our Named Executive Officers who accept an international assignment, we also provide certain expatriate benefits, including relocation expenses, housing, car, cost of living allowances and educational expenses for dependent children. The types and values of these mobility benefits for each Named Executive Officer are included in the Summary Compensation Table under "All Other Compensation" and described in the notes to that table.

Beginning in 2014, the above-mentioned expatriate benefits are no longer eligible for tax protection or tax equalization.

Indirect Compensation
In addition to base salary and annual and long-term incentive compensation, we offer other indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the principal indirect elements of compensation for our Named Executive Officers.

Health, Welfare and Retirement
Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including: savings, pension, medical, and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times covered annual earnings. This benefit is capped at a maximum of $1 million for Named Executive Officers on the U.S. payroll, and uncapped for the Named Executive Officers not on the U.S. payroll, consistent with respective market practice. In addition, we make a supplemental pension plan available to employees (including the Named Executive Officers) to compensate for benefits that otherwise would be unavailable due to Internal Revenue Service ("IRS") limits on qualified plans.

Perquisites
We offer limited perquisites as a recruiting and retention tool. Each of our Named Executive Officers may receive up to $5,000 in financial planning. Our Named Executive Officers are also eligible to receive reimbursement for club membership dues and an annual physical exam paid by the Company. The amounts of these perquisites were taxable to the Named Executive Officers in 2014.

The Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our Named Executive Officers to ensure that such perquisites are reasonable and competitive with market practice.

Post-Employment Compensation
We believe that the competitive marketplace for executive talent requires us, subject to compliance with the Minder Ordinance, to provide our Executive Officers with a severance package. Unless prohibited by the Minder Ordinance, each of our Executive Officers is eligible to receive severance benefits in the event we choose to terminate the Executive Officer at our convenience.

The benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year's targeted award level under the Bonus Plan for such Named Executive Officer, as determined by the Compensation Committee, treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award (as more fully described under "Executive Compensation-Potential Payments Upon Termination or Change of Control"); and outplacement services not to exceed 5% of the base salary of the Named Executive Officer.

We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2014, are described under "Executive Compensation-Potential Payments Upon Termination or Change in Control."

The Compensation Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against the Company and enter into a Confidentiality Agreement covering our trade secrets and proprietary information.

The Minder Ordinance will require changes to some of the post-employment compensation features described above in relation to our Executive Management Team. Full compliance with the requirements of the Minder Ordinance must be achieved by January 1, 2016. For any executive officers who become members of the Executive Management Team after January 1, 2014, the limitations of the Minder Ordinance with respect to severance will apply immediately.

Executive Compensation Governance, Policy and Practice
The Compensation Committee is responsible for the executive compensation program design and decision-making process. The Compensation Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer and other members of management, and the Compensation Committee’s independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee
The Compensation Committee, composed solely of Board members who (a) are elected to the Compensation Committee by our shareholders in accordance with Swiss law, (b) are not employees of the Company, (c) meet the independence requirements of the NYSE, and (d) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Compensation Committee is responsible for:

•	reviewing and approving the target and actual compensation paid and the benefit levels received by our Executive Officers and other officers, at or above the Senior Vice President level;

•
annually establishing focus areas for our Chief Executive Officer, annually evaluating all aspects of our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of the Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

•
establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers and other officers at or above the Senior Vice President level, in accordance with the goals and objectives of the Company, as established by the Board of Directors;

•	administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

•	administering the Company's Performance Award and Cash Bonus plan and approving individual awards for all Executive Officers;

•
considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (which shall not include "single-trigger" change-in-control agreements);

•
reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our Annual General Meeting;

•	assessing the risks associated with the Company's compensation arrangements; and

•
annually recommending to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of compensation for the Board of Directors and the Executive Management Team for the relevant period.

The Compensation Committee currently consists of four directors: Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara.

Independent Compensation Consultant
To assist in discharging its responsibilities, the Compensation Committee has engaged an independent executive compensation consulting firm, Pay Governance LLC, which continued to advise the Compensation Committee on executive compensation matters in 2014.

In order not to impair the independence of the Compensation Committee's compensation consultant or create the appearance of such an impairment, the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2014. In August 2013, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee raised any conflict of interest and subsequently, annually reviews the performance, independence and potential conflicts of interest of Pay Governance each May considering the independence factors set forth under Rule 10C-1 of the Securities Exchange Act. The Compensation Committee has concluded that no conflict of interest exists that would prevent Pay Governance from continuing to independently represent the Compensation Committee.

In advising the Compensation Committee, the compensation consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company's peer groups;

•	relevant market data and alternatives to consider when making compensation decisions;

•	assistance in establishing and updating annual and long-term incentive guidelines;

•	periodic reviews of the total executive compensation program; and

•	support and advice as the Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

The Compensation Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

The compensation consultant participates in every meeting of the Compensation Committee and meets privately with the Compensation Committee at the Compensation Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors
From time-to-time, management engages other advisors to assist in providing advice to the Compensation Committee, regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefits programs. The Compensation Committee evaluates these advisors for independence, when retained.

Management
Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself/herself. Our Chief Executive Officer's conclusions and recommendations, including his or her conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

Officers and other employees in our Human Resources Department assist our Chief Executive Officer with his or her recommendations and develop and present other recommendations regarding compensation to the Compensation Committee as may be requested. Our officers and other employees participate in Compensation Committee discussions in an informational and advisory capacity and have no authority in the Compensation Committee's decision-making process.

Additional Executive Compensation Information
Use of Tally Sheets
The Compensation Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation components, as well as additional analyses with respect to hypothetical terminations to consider potential payments under such circumstances. The Compensation Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved; but, rather to evaluate the various aspects of the Company’s programs.

Stock Ownership Guidelines for Executives
We believe it is important for our Named Executive Officers to build and maintain an appropriate minimum equity stake in the Company. The Company’s stock ownership guidelines for Named Executive Officers are intended to further align executives’ interests with the interests of our shareholders. Under these guidelines, Named Executive Officers must retain 50% of any vesting stock prior to coming into compliance with ownership requirements. Each of our Named Executive Officers must own an amount of shares equivalent to the following:

CEO	6x base pay
President and Executive Vice President	3x base pay
Senior Vice President	2x base pay

Compliance with this policy is reviewed by the Compensation Committee and executives must certify their compliance on an annual basis. The Committee may exercise its discretion in response to any non-compliance of this policy.

No Hedging of Company Stock
We have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be issued by us. Our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts.

No Pledging of Company Stock
We have a policy that prohibits any of our Executive Officers and directors from pledging shares issued by us.

Our Executive Officers and directors must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

Executive Compensation Recoupment/Clawback Policy
Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received, due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

Tax Impact on Compensation
To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is "performance-based."

Under the LTIP, the Compensation Committee has the discretion to award compensation that qualifies as performance-based compensation under Section 162(m) based on the achievement of objective performance goals. All Executive Officers are eligible to receive this type of award. The Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes annual and long-term compensation awarded, earned or paid for services in all capacities to the Named Executive Officers for the fiscal year ended December 31, 2014, and for those officers who were also Named Executive Officers for 2013 or 2012, for fiscal years ended December 31, 2013 or 2012.

		Salary(1)	Discretionary Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(6)	Total
Name and Principal Position	Year	$	$	$	$	$	$	$	$
Steven L. Newman (5)	2014	1,241,667	—	6,795,900	—	1,539,065	3,819,129	852,854	14,248,615
President and Chief Executive	2013	1,191,667	—	6,136,767	2,145,403	1,382,625	555,396	2,525,706	13,937,564
Officer	2012	1,141,667	—	5,934,659	2,584,048	1,540,007	1,749,000	1,102,514	14,051,895

Esa Ikaheimonen	2014	766,364	—	2,343,689	—	613,107	—	769,045	4,492,205
Executive Vice President and	2013	731,487	—	2,130,800	744,930	544,921	—	984,635	5,136,773
Chief Financial Officer	2012	89,694	248,724	726,383	—	77,759	—	185,338	1,327,898

John B. Stobart	2014	664,167	—	2,156,353	—	658,636	202,852	687,852	4,369,860
Executive Vice President and	2013	631,667	—	1,917,706	670,430	586,280	97,050	983,866	4,886,999
Chief Operating Officer	2012	153,750	300,000	976,351	—	166,803	18,650	21,204	1,636,758

Lars A. Sjobring	2014	450,820	153,770	1,621,429	—	307,302	—	448,167	2,930,271
Senior Vice President and
General Counsel

David Tonnel	2014	437,500	—	876,890	—	260,290	358,021	273,368	2,206,069
Senior Vice President and	2013	420,833	—	1,022,795	357,561	234,290	85,842	249,841	2,371,162
Controller	2012	387,875	—	1,032,105	449,400	242,341	92,548	368,865	2,573,134

(1)
Base salary is denominated in U.S. dollars (US$). Mr. Ikaheimonen’s salary was paid in Swiss francs (CHF) but, for purposes of this table, converted to US$ using the average annual CHF to US$ exchange rates of 1.09381 and 1.07895 for 2014 and 2013, respectively, and exchange rates ranging from 1.0074 to 1.1154 for 2012.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share‑based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2014, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above‑market or preferential earnings on such compensation during 2014, 2013 or 2012.

(5)
On February 16, 2015, Steven Newman stepped down as the President and Chief Executive Officer and Ian Strachan, Chairman of the Board of Transocean Ltd., immediately assumed the role of Interim Chief Executive Officer. On April 21, 2015, Jeremy D. Thigpen was named President and Chief Executive

Officer effective April 22, 2015. Certain information regarding Mr. Thigpen’s compensation arrangements is set forth in “Agenda Item 4. Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting—Certain Compensation Arrangements.”

(6)	All other compensation for 2014 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life Insurance Premiums $	Dividend Equivalents on Time-vested DUs $	Club Membership Dues $	Expatriate Assignment Allowances(2) $	Expatriate Relocation and Geographic Differential $
Steven L. Newman	15,600	4,212	409,717	398	422,927	—
Esa Ikaheimonen	161,742	58,495	150,779	—	398,029	—
Lars A. Sjobring	75,144	13,884	60,503	2,404	251,673	44,559
John B. Stobart	15,600	9,114	144,490	1,412	435,084	82,152
David Tonnel	15,600	3,300	59,175	2,455	192,661	177

(1)
Messrs. Newman, Stobart and Tonnel participate in the U.S. 401(k) Savings Plan. Messrs. Ikaheimonen and Sjobring participate in the Transocean Management Ltd. Pension Plan. Amounts shown represent Company contributions to those plans.

(2)
Amounts represent automobile allowances and housing allowances for Mr. Newman ($198,341), Mr. Ikaheimonen ($196,772), Mr. Sjobring ($163,934), Mr. Stobart ($198,341) and Mr. Tonnel ($60,600); home country leave allowances for Mr. Newman ($41,335), Mr. Stobart ($49,602), Mr. Ikaheimonen ($17,078), Mr. Sjobring ($20,116) and Mr. Tonnel ($43,319); cost of living adjustment for Mr. Newman ($99,964), Mr. Stobart ($99,964), Mr. Ikaheimonen ($99,148) and Mr. Sjobring ($67,623); and dependent education costs for Mr. Newman ($83,287), Mr. Ikaheimonen ($85,082), Mr. Stobart ($87,176), and Mr. Tonnel ($88,742).

Grants of Plan-Based Awards for 2014
The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2014.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Shares of Stock or Units (3)	Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman	—	—	1,562,500	3,125,00	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	90,365	180,730	—	—	—	2,877,673
	2/13/2014	—	—	—	—	—	—	90,365	—	—	3,918,226

Esa Ikaheimonen	—	—	646,000	1,292,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	31,164	62,328	—	—	—	992,418
	2/13/2014	—	—	—	—	—	—	31,164	—	—	1,351,271

Lars A. Sjobring	—	—	315,000	630,000	—	—	—	—	—	—	—
	3/1/2014	—	—	—	—	16,430	32,860	—	—	—	488,628
	3/1/2014	—	—	—	—	—	—	26,717	—	—	1,132,801
John B. Stobart	—	—	670,000	1,340,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	28,673	57,346	—	—	—	913,092
	2/13/2014	—	—	—	—	—	—	28,673	—	—	1,243,261

David Tonnel	—	—	264,000	528,000	—	—	—	—	—	—	—
	2/13/2014	—	—	—	—	11,660	23,320	—	—	—	371,313
	2/13/2014	—	—	—	—	—	—	11,660	—	—	505,577

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2014, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
The February 13, 2014 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2017 and is contingent on our performance in total shareholder return relative to the Performance Peer Group and achievement of ROCE performance goals. Any earned shares will vest on December 31, 2017. For more information regarding the LTIP, including the performance targets used for 2014 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(3)
This column shows the number of time-vested deferred units granted to the Named Executive Officers under the LTIP. The units vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(4)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share‑based payment awards. The 2014 contingent deferral unit award's fair value is calculated using both the Monte Carlo simulation to value TSR, and ROCE valued at the stock price on the grant date.

(5)	This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards.

Outstanding Equity Awards at Year-End 2014
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014, for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Exercise Price ($/Share)	Grant/Award Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested(2) ($)
Steven L. Newman	17,248		$83.70	7/13/2006	7/12/2016
	17,248		$73.21	10/12/2006	10/11/2016
	27,728		$144.32	7/9/2008	7/8/2018
	56,000		$60.19	2/12/2009	2/11/2019
	63,675		$80.26	3/1/2010	2/29/2020
	57,621		$78.76	2/10/2011	2/9/2021
	88,162	44,082	$50.79	2/17/2012	2/16/2022
	41,170	82,342	$59.30	2/14/2013	2/13/2023
				2/17/2012		18,098	331,736
				2/14/2013		30,680	562,364
				2/13/2014		90,365	1,656,390
				2/14/2013				46,020 (3)	843,547
				2/13/2014				90,365 (4)	1,656,390
Esa Ikaheimonen	14,295	28,591	$59.30	2/14/2013	2/13/2023
				11/15/2012		5,389	98,780
				2/14/2013		10,653	195,269
				2/13/2014		31,164	571,236
				2/14/2013				15,979 (3)	292,895
				2/13/2014				31,164 (4)	571,236
Lars A. Sjobring				3/1/2014		10,287	188,561
				3/1/2014		16,430	301,162
				3/1/2014				16,430 (4)	301,162
John B. Stobart	12,865	25,732	$59.30	2/14/2013	2/13/2023
				10/1/2012		7,042	129,080
				2/14/2013		9,588	175,748
				2/13/2014		28,673	525,576
				2/14/2013				14,381 (3)	263,604
				2/13/2014				28,673 (4)	525,576
David Tonnel	3,401		$144.32	7/9/2008	7/8/2018
	9,164		$60.19	2/12/2009	2/11/2019
	2,729		$74.93	9/1/2009	8/31/2019
	11,792		$83.32	2/18/2010	2/17/2020
	8,731		$78.76	2/10/2011	2/9/2021
	15,332	7,667	$50.79	2/17/2012	2/16/2022
	6,861	13,724	$59.30	2/14/2013	2/13/2023
				2/17/2012		3,148	57,703
				2/14/2013		5,114	93,740
				2/13/2014		11,660	213,728
				2/14/2013				7,670 (3)	140,591
				2/13/2014				11,660 (4)	213,728
(1) Represents time-vested deferred unit awards. Awards vest in one-third increments over a three-year period on the anniversary of the date of grant.
(2) For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2014, of $18.33 was used.

(3) Represents the February 13, 2013, contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2015. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."
(4) Represents the February 13, 2014, contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2017 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2016. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."

Option Exercises and Shares Vested for 2014
The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2014 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven L. Newman	—	—	42,161	1,786,292
Esa Ikaheimonen	—	—	6,489	221,767
Lars A. Sjobring	—	—	—	—
John B. Stobart	—	—	7,541	268,641
David Tonnel	—	—	4,162	176,347

(1)	Calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

Pension Benefits for 2014
We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

•	Transocean U.S. Retirement Plan,

•	Transocean Pension Equalization Plan,

•	Transocean International Retirement Plan, and

•	Transocean Management Ltd. Pension Plan.

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2014 ($)
Steven L. Newman	Transocean Pension Equalization Plan	21	8,397,468	—
	Transocean U.S. Retirement Plan	21	764,098	—
Esa Ikaheimonen	Transocean Management Ltd. Pension Plan	2	331,181	—
Lars A. Sjobring	Transocean Management Ltd. Pension Plan	1	90,164	—
John B. Stobart	Transocean U.S. Retirement Plan	2	89,336	—
	Transocean Pension Equalization Plan	2	229,216	—
David Tonnel	Transocean U.S. Retirement Plan	9	259,334	—
	Transocean Pension Equalization Plan	9	478,500	—
	Transocean International Retirement Plan	9	104,199	—

Transocean U.S. Retirement Plan

The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Stobart, and Tonnel were the Named Executive Officers in 2014 who participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). Effective as of January 1, 2015, the Company authorized the amendment of the Plan in order to freeze benefits under the Plan effective as of December 31, 2014.

The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average Social Security earnings.
If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her "gross benefit" and his or her final average Social Security earnings offset to allow for the fact that his or her benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time. If the employee terminates service at age 55 or later, he or she may elect to receive an unreduced benefit as early as age 62.
None of the Named Executive Officers met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2014. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2013. The key assumptions used were:

Interest Rate:	4.18%
Mortality:	2015-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male - 60% Female

Transocean Pension Equalization Plan

Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan ("PEP") if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

The plan recognizes the same forms of compensation as the U.S. Retirement Plan. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under the Internal Revenue Code Section 401(a)(17) ($260,000 in 2014). The plan was amended effective January 1, 2015, to (1) freeze benefits under the plan effective as of December 31, 2014, and (2) change the Applicable Interest Rate in effect on January 1, 2015..

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2014. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2014. The key assumptions are:

Interest Rate:	3.23%
Mortality:	2015-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate (grandfathered):	1.73%
Lump Sum Rate (non-grandfathered):	3.23%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male - 60% Female

Transocean International Retirement Savings Plan

In January 2014, the Transocean International Retirement Plan and the Transocean International Savings Plan were merged into one trust-based plan called the Transocean International Retirement Savings Plan. The plan is a nonqualified, defined contribution plan, for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Tonnel was the only Named Executive Officer in

2014 who held accrued benefits in this plan, however, he did not actively participate in this plan in 2014. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5%
10 - 14 years	5.5%
15 - 19 years	6%
20+ years	6.5%
Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.
Transocean Management Ltd. Pension Plan

The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. dollar paid employees in Switzerland. Messrs. Ikaheimonen, and Sjobring were the Named Executive Officers in 2014 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%
Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.
Nonqualified Deferred Compensation for 2014
The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	—	—	1,321	—	—	41,465
Esa Ikaheimonen	—	—	—		—	—
Lars A. Sjobring	—	—	—		—	—
John B. Stobart	—	—	—		—	—
David Tonnel	—	—	7		—	228

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants have been added since 2008. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)	Represents earnings in 2014 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)	Represents balances as of December 31, 2014 in the Transocean U.S. Supplemental Savings Plan.
Transocean U.S. Supplemental Savings Plan

The Named Executive Officers and certain other highly compensated employees as of December 31, 2008, were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits have accrued under the plan since December 31, 2008.
Potential Payments Upon Termination or Change of Control
The following tables and narrative disclosure set forth, as of December 31, 2014, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2014, upon a variety of termination or change of control scenarios.
As of December 31, 2014, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. Members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance upon expiry of the grandfathering provisions of the Minder Ordinance in December 2015.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Pension Equalization Plan(1)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan(2)	41,465	—	—	—	228
Total Potential Payments	8,438,933	—	—	229,216	478,728

(1)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits, which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(2)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2014. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after their termination. No distributions or withdrawals are permitted prior to termination.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Cash Severance Payment (1)	1,250,000	760,000	525,000	670,000	440,000
Non-Equity Incentive Compensation (1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (3)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units (4)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan (5)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan (6)	41,465	—	—	—	228
Outplacement Services (1)	62,500	38,000	26,250	33,500	22,000
Total Potential Payments	14,369,789	2,483,570	1,444,635	2,593,473	1,635,106

(1)	Any involuntary not-for-cause termination as of December 31, 2014, would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)	The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.

(3)
The time-based deferred units ("DUs") are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary, not-for-cause termination, all of the DUs would vest.

(4)
The performance-based deferred units ("CDUs") are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2015, and the determination period for the remaining CDUs ends on December 31, 2016. The actual number of deferred units received will be determined in the first 60 days of 2016 of 2017, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(6)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2014. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after his termination. No distributions or withdrawals are permitted prior to termination.

Death

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation (1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units (3)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan (4)	41,465	—	—	—	228
Life Insurance Benefit (5)	1,000,000	3,040,000	2,100,000	1,000,000	1,000,000
Total Potential Payments	14,057,289	4,725,570	2,999,385	2,889,973	2,173,106

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2014. If the Named Executive Officer died on December 31, 2014, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2014.

(2)	The unvested portions of the stock options and DUs vest immediately upon death.

(3)	The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of CDUs upon such Named Executive Officer's death.

(4)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

(5)
We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings; for USD-paid executives only, the life insurance benefit is capped at a maximum of $1,000,000.

Disability

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation (1)	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units (3)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan	41,465	—	—	—	228
Disability Benefit (4)	—	—	—	—	—
Total Potential Payments	13,057,289	1,685,570	893,385	1,889,973	1,173,106

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this "Disability" scenario would be the same as contemplated under the "Death" scenario described above.

(2)	The unvested portions of the stock options and DUs vest immediately upon disability.

(3)	Each Named Executive Officer is entitled to a pro-rata portion of the CDUs upon disability.

(4)	None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees.

Retirement

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Non-Equity Incentive Compensation	1,562,500	646,000	315,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Time-based Deferred Units	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units (1)	505,365	174,284	88,662	160,353	65,208
Pension Equalization Plan (2)	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan (3)	41,465	—	—	—	228
Total Potential Payments	13,057,289	1,685,570	893,385	1,889,973	1,173,106

(1)	The treatment of CDU awards upon retirement would be treated the same as described under "Involuntary Not-for-Cause Termination" above.

(2)
Each of Messrs. Newman and Tonnel had not reached at least 55 years of age as of December 31, 2014, and were therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2014, but would be payable once he reaches 55 years of age.

(3)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

Change of Control

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Sjobring $	Mr. Stobart $	Mr. Tonnel $
Cash Severance Payment (1)	1,250,000	760,000	525,000	670,000	440,000
Non-Equity Incentive Compensation (1)	1,562,500	646,000	340,000	670,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	2,550,491	865,286	489,723	830,404	365,170
Performance-based Deferred Units (3)	3,495,109	864,131	301,162	789,180	527,391
Pension Equalization Plan	8,397,468	—	—	229,216	478,500
Supplemental Savings Plan (4)	41,465	—	—	—	228
Outplacement Services (1)	62,500	38,000	26,250	33,500	22,000
Total Potential Payments	17,359,533	3,173,417	1,682,135	3,222,300	2,097,289

(1)	Any termination in connection with a change of control as of December 31, 2014, would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)	The unvested portions of the stock options and DUs vest immediately upon a change of control termination.

(3)	Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control termination.

(4)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,866,370	$73.35	6,075,234
Equity compensation plans not approved by security holders(2)(3)	-	-	-
Total	1,866,370	$73.35	6,075,234
_______________________________________________________________________________

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 2,733,806 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 39,677 shares to be issued upon the exercise of options with a weighted average exercise price of $59.04 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2014, and 2013, our directors held 20,275 and 22,394 share equivalents, respectively, under the plan.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of the Board of Directors during 2014 were Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara. There are no matters relating to interlocks or insider participation that we are required to report.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2014, and except one Form 4 filing for David Tonnel that was filed two days past the required deadline due to a delay in receipt of information from the broker conducting the stock transactions on behalf of Mr. Tonnel for which the forms relate, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2014.
Householding
The SEC permits a single set of proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, telephone number +1 (713) 232-7500 or by calling +41 (41) 749 0500. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2014 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.
A number of brokerage firms have instituted householding. If your family or others with a shared address have one or more "street name" accounts under which you beneficially own shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household and thereby receive multiple copies.
Proposals of Shareholders
Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2016 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier, Switzerland by no later than November 30, 2015 at 5:00 p.m., Swiss time. However, if the date of the 2016 Annual General Meeting changes by more than 30 days from the anniversary of the 2015 Annual General Meeting, which was held on May 15, 2015, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an Annual General Meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last Annual General Meeting; provided, however, that if the date of the Annual General Meeting is 30 calendar days before or after the anniversary date of the last Annual General Meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the Annual General Meeting. The deadline under our Articles of Association for submitting proposals will be February 22, 2016 at 5:00 p.m., Swiss time for the 2016 annual meeting unless it is more than 30 calendar days before or after May 15, 2015.
In order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, proposals must be received no later than February 22, 2016 at 5:00 p.m., Swiss time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.
If you desire to nominate directors to be presented at an Annual General Meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

•	your name and address and the name and address of the person or persons to be nominated;

•
a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director if so elected.
The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.

Cost of Solicitation
The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $20,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.
Forward-Looking Statements
The statements included in this proxy statement, including in the section entitled "Compensation Discussion and Analysis-Executive Summary-2014 Business Overview," regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects: a near-term oversupply of floating drilling rigs and delayed demand for rig capacity; balance sheet assumptions; demand for rigs worldwide; potential for future impairments; dividend payments; next-generation blow-out preventers; and operational improvements. Such statements are subject to numerous risks, uncertainties and assumption, including, but not limited to, operating hazards and delays actions by customers and other third parties, conditions in the capital markets and those described under "Item 1A. Risk Factors" in the 2014 Annual Report and in our filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Annex A – Unaudited Swiss Standalone Interim Statutory Balance Sheet of Transocean Ltd. as of July 31, 2015

TRANSOCEAN LTD.
UNAUDITED BALANCE SHEETS
(in thousands)

	July 31,		December 31,
	2015		2014 (a)
Assets
Cash	CHF	11,993	CHF	15,412
Receivables from subsidiaries		2,409		9,284
Trade and other current assets		2,474		2,295
Total current assets		16,876		26,991

Investment in subsidiaries		7,440,316		9,954,217

Property and equipment		1,297		1,324
Less accumulated depreciation		1,297		1,324
Property and equipment, net		—		—

Other non‑current assets		79		78
Total assets	CHF	7,457,271	CHF	9,981,286

Liabilities and shareholders’ equity
Accounts payable to subsidiaries	CHF	11,268	CHF	—
Interest payable to subsidiaries		651		107
Distribution payable to shareholders		152,893		263,818
Trade and other current liabilities		1,287		1,563
Total current liabilities		166,099		265,488

Long‑term interest bearing note payable to subsidiary		340,470		18,810
Total non‑current liabilities		340,470		18,810

Share capital		5,607,459		5,607,459
Statutory capital reserves from capital contribution		9,204,886		8,620,571
Statutory capital reserve from capital contribution for shares held by subsidiaries		70,039		69,618
Free reserves
Dividend reserve from capital contribution		218,227		1,017,866
Retained earnings (accumulated loss)
Earnings brought forward from previous years		(5,361,577)		60,609
Net loss for the period		(2,531,383)		(5,422,186)
Own shares from capital contribution		(256,949)		(256,949)
Total shareholders’ equity		6,950,702		9,696,988
Total liabilities and shareholders’ equity	CHF	7,457,271	CHF	9,981,286

_________________________
(a) We have made certain reclassifications to prior period amounts to conform with the current year’s presentation by reflecting changes in requirements under Swiss law.

Annex B – Par Value Reduction

Proposed Shareholder Resolution
The Board of Directors submits and recommends the shareholder resolution set forth below (the "Par Value Reduction Resolution") for approval by the Company's shareholders:
Shareholder Resolution
It is hereby resolved that, based on an auditor report dated on or about the date of this extraordinary general meeting (the "EGM") which (A) was prepared by Ernst & Young Ltd, Zurich, Switzerland, the state supervised audit expert present at this EGM, in accordance with article 732 paragraph 2 of the Swiss Code of Obligations, (B) confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the share capital reduction resolved herein, and (C) is available at this EGM:

1.	the registered share capital of the Company in the aggregate amount of CHF 5,607,459,735 shall be reduced by the amount of CHF 5,570,076,670.10 to CHF 37,383,064.90;

2.
it is acknowledged and recorded that the audit report dated on or about the date of the EGM confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the share capital reduction described in clause 1 above;

3.
subject to clause 7 below, the reduction of the registered share capital described in clause 1 above shall be accomplished by reducing the par value of each registered share to CHF 0.10 from CHF 15.00 and

•
using CHF 3.75 billion of the aggregate share capital reduction amount[6] for the reduction of the Company's accumulated net loss as recorded on the Company's unaudited Swiss standalone interim statutory balance sheet as of July 31, 2015 (the "Unaudited Interim Balance Sheet"); and

•
allocating CHF 1,820,076,670.10 of the aggregate share capital reduction amount[7] to the Company's statutory capital reserves from capital contribution included on the Company's Swiss standalone statutory balance sheet;

4.
subject to clauses 6 and 7 below, the authorized share capital of the Company in the aggregate amount of CHF 336,447,570 shall be reduced by the amount of CHF 334,204,586.20 to CHF 2,242,983.80 by reducing the par value of each share to be issued to CHF 0.10 from CHF 15.00;

5.
subject to clauses 6 and 7 below, the conditional share capital of the Company in the aggregate amount of CHF 2,514,264,735 shall be reduced by the amount of CHF 2,497,502,970.10 to CHF 16,761,764.90 by reducing the par value of each share to be issued to CHF 0.10 from CHF 15.00;

6.
subject to clause 7 below, the par value of any registered share issued out of the authorized share capital or the conditional share capital of the Company between the date of this extraordinary general meeting and (including) the date of entry of the decrease of the share capital in the commercial register shall be reduced to CHF 0.10 from CHF 15.00, and the respective share capital reduction amount shall be allocated the Company's statutory capital reserves from capital contribution included on the Company's Swiss standalone statutory balance sheet; and

7.
Article 4, Article 5 Paragraph 1 and Article 6 Paragraph 1 (not including letters (a) and (b)) of the Articles of Association shall be amended as set out further below* and be submitted for registration with the commercial register in January 2016 or as soon after such period as is practicable; provided that:

•
the resolution to reduce the registered share capital was published three times in the Swiss Official Gazette of Commerce before the execution of the capital reduction and in the manner provided for by the Articles of Association;

•
the creditors of the Company were thereby notified that they could request either satisfaction or security of their claims by filing their claims within two months from the last of the three publications in the Swiss Official Gazette of Commerce described above;

•	the two-month time period described above has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured; and

•	a public deed of compliance has been established.

___________________________________

6.
If, as per a Swiss standalone interim statutory balance sheet of the Company of a more recent date than the Unaudited Interim Balance Sheet, the Company's total accumulated loss associated with non-cash impairments should have increased such that the use of CHF 3.75 billion of the aggregate par value reduction amount would not result in our net assets covering at least 60% of our statutory share capital and statutory capital reserves, the proposed amount of CHF 3.75 billion would be increased by such amount as is necessary (to the extent available) for our assets to cover at least 60% of our statutory share capital and statutory capital reserves. The ratio of 60% shall be calculated by assuming the approval and implementation of the share cancellation (Agenda Item 2) and the dividend installment cancellation (Agenda Item 3).

7.	In the event of an increase of the CHF amount as per footnote 1 above, the CHF amount allocated to the Company's statutory capital reserves from capital contribution would be reduced accordingly.

	Aktienkapital		Share Capital
	Artikel 4		Article 4

Das Aktienkapital der Gesellschaft beträgt CHF ~~5’607’459’735~~ 37'383'064.90, eingeteilt in 373’830’649 voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF ~~15.0~~0.10 (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien).

The share capital of the Company is CHF ~~5,607,459,735~~37,383,064.90 and is divided into 373,830,649 fully paid registered shares. Each registered share has a par value of CHF ~~15~~0.10 (each such registered share hereinafter a Share and collectively the Shares).

	Genehmigtes Aktienkapital		Authorized Share Capital
	Artikel 5		Article 5
[1]	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 16. Mai 2016 im Maximalbetrag von CHF ~~336'447'570~~2'242'983.80 durch Ausgabe von höchstens 22,429,838 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF ~~15.00~~0.10 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	[1]
The Board of Directors is authorized to increase the share capital, at any time until May 16, 2016, by a maximum amount of CHF ~~336,447,570~~ 2,242,983.80 by issuing a maximum of 22,429,838 fully paid up Shares with a par value of CHF ~~15.00~~0.10 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	Bedingtes Aktienkapital		Conditional Share Capital
	Artikel 6		Article 6
[1]
Das Aktienkapital kann sich durch Ausgabe von höchstens 167’617’649 voll zu liberierenden Aktien im Nennwert von je CHF ~~15.00~~0.10 um höchstens CHF ~~2’514’264’735~~16'761'764.90 erhöhen durch:
(a)    die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die Rechte), welche Dritten oder Aktionären in Verbindung mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits begebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft, einer ihrer Gruppengesellschaften oder einer deren Rechtsvorgänger eingeräumt werden (nachfolgend zusammen die mit Rechten verbundenen Obligationen); und/oder
(b)    die Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen.
[1]
The share capital may be increased in an amount not to exceed CHF ~~2,514,264,735~~ 16,761,764.90 through the issuance of up to 167,617,649 fully paid-up Shares with a par value of CHF ~~15.00~~0.10 per Share through:
(a)    the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the Rights) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one of its group companies, or any of their respective predecessors (hereinafter collectively, the Rights-Bearing Obligations); and/or
(b)    the issuance of Shares or Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services to the Company or its subsidiaries.

*
The text of the amended Articles of Association assumes that no new registered shares will be issued out of the authorized share capital or the conditional share capital of the Company between the date of the EGM and (including) the date of entry of the decrease of the share capital in the commercial register. In the event that new registered shares are issued out of the authorized share capital or the conditional share capital of the Company during this time period, the number of shares and the aggregate share capital amount included in Article 4, Article 5 Paragraph 1 and Article 6 Paragraph 1, respectively, will be amended to account for any such issuance. The amended par value as stated above remains unchanged.

Annex C – Share Cancellation

Proposed Shareholder Resolution
The Board of Directors submits and recommends the shareholder resolution set forth below for approval by the Company's shareholders:
Shareholder Resolution
It is hereby resolved that, based on an audit report dated on or about the date of this extraordinary general meeting (the "EGM") which (A) was prepared by Ernst & Young Ltd, Zurich, Switzerland, the state supervised audit expert present at this EGM, in accordance with article 732 paragraph 2 of the Swiss Code of Obligations, (B) confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the share capital reduction resolved herein, and (C) is available at this EGM:

1.	the registered share capital of the Company in the aggregate amount of CHF 37,383,064.90* shall be reduced by the amount of CHF 286,326.70 to CHF 37,096,738.20;

2.
it is acknowledged and recorded that the auditor report dated on or about the date of the EGM confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the share capital reduction described in clause 1 above;

3.
subject to clause 4 below, the reduction of the registered share capital described in clause 1 above shall be accomplished by cancelling the 2,863,267 registered shares of the Company that were repurchased under the Company’s 2009 Share Repurchase Program and allocating the aggregate share capital reduction amount of CHF 286,326.70 to the Company's statutory capital reserves from capital contribution included on the Company's Swiss standalone statutory balance sheet;

4.
Article 4 of the Articles of Association shall be amended as set out further below** and be submitted for registration with the commercial register in January 2016 or as soon after such period as is practicable; provided that:

•
the resolution to reduce the registered share capital was published three times in the Swiss Official Gazette of Commerce before the execution of the capital reduction and in the manner provided for by the Articles of Association;

•
the creditors of the Company were thereby notified that they could request either satisfaction or security of their claims by filing their claims within two months from the last of the three publications in the Swiss Official Gazette of Commerce described above;

•	the two-month time period described above has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured; and

•	a public deed of compliance has been established.

Aktienkapital	Share Capital
Artikel 4	Article 4

Das Aktienkapital der Gesellschaft beträgt CHF ~~37'383'064.90~~ 37'096'738.20, eingeteilt in ~~373,830,649~~370'967'382 voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF 0.10 (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien).

The share capital of the Company is CHF ~~37,383,064.90~~37,096,738.20 and is divided into ~~373,830,649~~ 370,967,382 fully paid registered shares. Each registered share has a par value of CHF 0.10 (each such registered share hereinafter a Share and collectively the Shares).

*
Assumes that the Par Value Reduction Resolution has been approved. If the Par Value Reduction Resolution has not been approved, the share capital of the Company would be decreased from 5,607,459,735 by the amount of 42,949,005 to CHF 5,564,510,730.

**     The text of the amended Articles of Association assumes that no new registered shares will be issued out of the authorized share capital or the conditional share capital of the Company between the date of this extraordinary general meeting and (including) the date of entry of the decrease of the share capital in the commercial register. In the event that new registered shares are issued out of the authorized share capital or the conditional share capital of the Company during this time period, the number of shares and the aggregate share capital amount included in Article 4, Article 5 Paragraph 1 and Article 6 Paragraph 1, respectively, will be amended to account for any such issuance. The amended par value as stated above remains unchanged.